Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

BLADE URBAN AIR MOBILITY, INC.,

and

the Target Companies, the Sellers and the Seller Members set forth in the signature pages hereto dated as of

September 2, 2021

Page

1.	PURCHASE OF TARGET COMPANY INTERESTS; PURCHASE PRICE; PAYMENT	1

1.1	Transaction	1
1.2	Purchase Price	1
1.3	Payment of Estimated Purchase Price at Closing	1
1.4	Purchase Price Adjustment	2
1.5	Earn-Out	3
1.6	Tax Treatment of Payments	5

2.	REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES	5

2.1	Due Organization and Power	5
2.2	Authority	5
2.3	No Violation	6
2.4	Capitalization	6
2.5	Financial Statements; No Undisclosed Liabilities	6
2.6	Absence of Certain Developments	6
2.7	Tax Matters	7
2.8	No Litigation	7
2.9	Legal Compliance	8
2.10	Environmental Matters	8
2.11	Property and Assets	8
2.12	Insurance	9
2.13	Material Contracts	9
2.14	Labor Matters	11
2.15	Employee Benefit Plans	12
2.16	Intellectual Property	13
2.17	Brokers and Finders	13
2.18	Customers and Suppliers	14
2.19	Affiliated Transactions	14
2.20	NO OTHER REPRESENTATIONS AND WARRANTIES.	14

3.	REPRESENTATIONS AND WARRANTIES OF SELLER MEMBERS AND SELLERS	15

3.1	Legal Capacity	15
3.2	Ownership of Target Company Interests	15
3.3	No Violation	15
3.4	No Litigation	15
3.5	Brokers and Finders	15

(continued)

Page

4.	REPRESENTATIONS AND WARRANTIES OF BUYER	16

4.1	Due Organization and Power	16
4.2	Authority	16
4.3	No Violation	16
4.4	No Litigation	16
4.5	Investment Intent	16
4.6	Sandbagging	17
4.7	Brokers and Finders	17
4.8	Sufficiency of Funds	17

5.	COVENANTS	17

5.1	Interim Operations of the Target Company	17
5.2	Access to Information	19
5.3	Exclusivity	19
5.4	Restrictions on Share Transfers	19
5.5	Tax Matters	20
5.6	Confidentiality	22
5.7	Resignation of Directors and Officers	23
5.8	Further Assurances	23
5.9	Budgets	23
5.10	Employees; Benefit Plans; Equity Awards	23
5.11	Employee Severance Packages	24

6.	CLOSING CONDITIONS	24

6.1	Buyer’s Conditions to Closing	24
6.2	Sellers’ Conditions to Closing	25
6.3	Mutual Closing Conditions	25

7.	TERMINATION	25

7.1	Termination	25

8.	INDEMNIFICATION	26

8.1	Survival	26
8.2	Indemnification by Seller Members	27
8.3	Indemnification by Buyer	27
8.4	Limitations	27
8.5	Procedures Relating to Indemnification among Sellers and Buyer	28
8.6	Procedures Relating to Indemnification for Third Party Claims	30
8.7	Mitigation	31
8.8	No Indemnification by the Target Company	31
8.9	No Duplicate Damages	31
8.10	Offset	32
8.11	Purchase Price Adjustment	32
8.12	Remedies	32
8.13	Indemnity Payments	32

(ii)

(continued)

Page

9.	CLOSING	32

9.1	Closing Date	32
9.2	Items to be Delivered by Sellers, Seller Members and the Target Companies	33
9.3	Items to be Delivered by Buyer	34

10.	MISCELLANEOUS	34

10.1	Sellers’ Representative	34
10.2	Publicity	35
10.3	Entire Agreement	36
10.4	Assignment	36
10.5	Governing Law	36
10.6	Jurisdiction	36
10.7	Amendment	36
10.8	Waiver	36
10.9	Notice	37
10.10	Expenses	38
10.11	No Third Party Beneficiaries	38
10.12	Severability	38
10.13	Interpretive Provisions	39
10.14	Counterparts	39
10.15	Waiver of Jury Trial	39
10.16	Definitions	40

Annex A	Ownership of Shares; Pro Rata Portion; Purchase Price Payment

Annex B	Estimated Closing Statement; Closing Indebtedness; Closing Net Working Capital

Annex C	Contracted Accounts

Annex D	Sample Calculation of Adjusted EBITDA, Gross Profit

Annex E	Third Party Consents

Annex F	Buyer Accounts

Annex G	Specified Employees

Annex H	Key Employees

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Seller Member Employment Contract

Exhibit C	Form of Non-Competition Agreement

(iii)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of September 2, 2021, and is between Blade Urban Air Mobility, Inc., a Delaware corporation (“Buyer”), JB3 Holdings LLC, an Arizona limited liability company (“JB3”), and S. Wunsch LLC, a Washington limited liability company (“SW”, and together with JB3, “Sellers” and each individually, “Seller”), Seth Bacon, an individual residing in the State of Arizona (“Bacon”), Scott Wunsch, an individual residing in the State of Washington (“Wunsch”; each of Bacon and Wunsch, individually, a “Seller Member” and collectively, “Seller Members”), the Target Companies, and Seth Bacon, an individual residing in the State of Arizona, in his capacity as agent and representative of the Target Companies and Sellers (“Sellers’ Representative”). Capitalized terms used but not otherwise defined in this Agreement are as defined in Section 10.16.

INTRODUCTION

Sellers own all of the Equity Securities of the Target Companies (the “Target Company Interests”), with each Seller owning the Target Company Interests as specified in Annex A.

The Target Companies are engaged in the business of the transportation of organs and medical services, by air and by ground, and the ancillary services related thereto (the “Business”).

Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Target Company Interests, in accordance with the provisions of this Agreement.

The Parties therefore agree as follows:

1.	PURCHASE OF TARGET COMPANY INTERESTS; PURCHASE PRICE; PAYMENT

1.1              Transaction. Upon the terms and subject to the conditions in this Agreement, on the Closing Date, each Seller shall sell to Buyer and Buyer shall purchase from each Seller, all the Target Company Interests owned by such Seller, free and clear of all Liens.

1.2              Purchase Price. The aggregate purchase price for the Target Company Interests is equal to the Base Purchase Price, as adjusted under Section 1.4.

1.3              Payment of Estimated Purchase Price at Closing. At the Closing:

(a)            Payment to Sellers’ Representative. Buyer shall deliver to each Seller, in cash by wire transfer of immediately available funds to the accounts and in accordance with their pro rata ownership of the Target Company Interests (as specified in Annex A, under the column entitled “Pro Rata Portion,” with respect to each Seller (and its corresponding Seller Member), its “Pro Rata Portion”), the Base Purchase Price, as adjusted under Section 1.4, as estimated in good faith by Sellers’ Representative (the “Estimated Purchase Price”), less the Escrow Amount. .

(b)            Payment of Escrow Amount to Escrow Agent. Buyer shall deposit an amount equal to 7% of the Estimated Purchase Price (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to an escrow agreement between Buyer, Sellers and Citibank, N.A., as escrow agent (the “Escrow Agent”), substantially in the form of Exhibit A (the “Escrow Agreement”).

(c)            Payment to Former Shareholders. In addition to the Base Purchase Price, Buyer shall also deliver, in cash by wire transfer of immediately available funds to the Former Shareholders, on behalf of the Sellers and the Seller Members, the amount of $1,500,000.00 (“Former Shareholder Payment Amount”), pursuant to the Former Shareholder Release.

1.4              Purchase Price Adjustment.

(a)            Estimated Closing Statement. At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a statement showing the calculation of the Estimated Purchase Price, including the Former Shareholder Payment Amount, the estimated Net Working Capital Adjustment Amount, the estimated Company Transaction Expenses and the estimated Closing Indebtedness as of the Closing Date (“Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with Annex B.

(b)            Preliminary Post-Closing Price Adjustment Schedule. No later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement showing Buyer’s calculation of the actual Net Working Capital Adjustment Amount, actual Target Company Transaction Expenses and the actual Closing Indebtedness as of the Closing Date and the adjustment to the Base Purchase Price as referred to in Section 1.2 (the “Preliminary Post-Closing Price Adjustment Schedule”). If Buyer does not timely deliver the Preliminary Post-Closing Price Adjustment Schedule by such deadline and such delay is not attributable to Sellers’ or Seller Members’ delay or failure to cooperate or provide access to any information Buyer needs to prepare such schedule, then Sellers’ Representative may give Buyer written notice of such failure to timely deliver the Preliminary Post-Closing Adjustment Schedule and, if Buyer shall fail to timely deliver the same within ten (10) days after the date such written notice is given by Sellers’ Representative, the Preliminary Post-Closing Price Adjustment Schedule shall be conclusively deemed to be the Final Price Adjustment Schedule (as defined below).

(c)            Objections to Preliminary Post-Closing Price Adjustment Schedule. If Sellers’ Representative objects to the Preliminary Post-Closing Price Adjustment Schedule, Sellers’ Representative shall deliver to Buyer a written notice of objection (a “Price Adjustment Objection Notice”) within fifteen (15) days following delivery of the Preliminary Post-Closing Price Adjustment Schedule setting forth in reasonable detail the substance and basis of its objection, showing calculations. If Sellers’ Representative has no objection to the Preliminary Post-Closing Price Adjustment Schedule, Sellers’ Representative shall promptly deliver to Buyer a written notice of acceptance (a “Price Adjustment Acceptance Notice”). The Preliminary Post-Closing Price Adjustment Schedule will be final and binding on the Parties if a Price Adjustment Acceptance Notice is delivered or if no Price Adjustment Objection Notice is delivered to Buyer within such 15-day period. Any Price Adjustment Objection Notice must specify in reasonable detail the disputed items on the Preliminary Post-Closing Price Adjustment Schedule and describe in reasonable detail the basis for the objection and all information in the possession of Sellers’ Representative which forms the basis of the dispute, as well as the amount in dispute. If Sellers’ Representative gives a Price Adjustment Objection Notice, the Parties shall consult with each other with respect to the objection. If the Parties do not agree on the objection within fifteen (15) days after Buyer’s receipt of the Price Adjustment Objection Notice, either Buyer or Sellers’ Representative may, within an additional fifteen (15) days, refer any unresolved disputed items to the Reviewing Accounting Firm. The Reviewing Accounting Firm will be directed to resolve disputed issues in accordance with this Agreement, to render a written report on the unresolved disputed issues with respect to the Preliminary Post-Closing Price Adjustment Schedule as promptly as practicable and to resolve only those issues of dispute described in the Price Adjustment Objection Notice. The Reviewing Accounting Firm’s resolution of the dispute will be final and binding on the Parties. The fees, costs, and expenses of the Reviewing Accounting Firm shall be allocated between the Sellers, on the one hand, and the Buyer on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Reviewing Accounting Firm) bears to the total amount of such disputed items so submitted. For example, should the items in dispute total in amount to $1,000 and the Reviewing Accounting Firm awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by the Buyer and 40% of the costs would be borne by the Sellers. None of the Sellers or Buyer or their Representatives shall have any ex parte communications or meetings with the Reviewing Accounting Firm concerning the subject matter hereof without the prior written consent of the Buyer and Seller, as applicable. The Preliminary Post-Closing Price Adjustment Schedule as finally determined under this Section 1.4(c) is referred to as the “Final Price Adjustment Schedule.”

(d)            Purchase Price Adjustment. Within five (5) Business Days after determination of the Final Price Adjustment Schedule in accordance with Section 1.4(c):

(i)                 If the Base Purchase Price as adjusted after the Closing Date under Section 1.4(b) and Section 1.4(c) (the “Final Purchase Price”), is greater than the Estimated Purchase Price, then Buyer shall distribute to each Seller an amount equal to its Pro Rata Portion of the difference between the Final Purchase Price and the Estimated Purchase Price, by wire transfer of immediately available funds.

(ii)              If the Final Purchase Price is less than the Estimated Purchase Price, then Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to distribute to Buyer, by wire transfer of immediately available funds, an amount equal to the difference between the Final Purchase Price and the Estimated Purchase Price.

1.5              Earn-Out.

(a)            Subject to Section 1.5(h), in addition to the Final Purchase Price, and as additional consideration for the purchase of the Target Company Interests, within sixty (60) days after the end of calendar years 2021, 2022 and 2023 (each such calendar year, an “Earn-Out Period”), Buyer shall pay to Sellers in accordance with their Pro Rata Portion, the Earn-Out Payment, if any, for the applicable Earn-Out Period, in accordance with this Section 1.5 (each, an “Earn-Out Payment”). As determined by Buyer in its sole and absolute discretion, any portion of an Earn-Out Payment may be made by wire transfer of immediately available funds to an account designated by Sellers’ Representative or through the issuance of the required number (rounded down to the nearest whole number) of shares of common stock of Buyer’s parent company, Blade Air Mobility, Inc., based on the average closing price of such shares for the thirty (30)-day period immediately preceding the date of the Earn-Out Payment; provided, however, that no less than 70% of any Earn-Out Payment shall be made in cash.

(b)            If the Contracted EBITDA generated during the calendar year 2021 (the “2021 Contracted EBITDA”) is greater than the 2021 Contracted EBITDA Target, then Buyer will pay Sellers by wire transfer of immediately available funds an Earn-Out Payment in an amount equal to (i) the positive difference between the 2021 Contracted EBITDA and 2021 Contracted EBITDA Target, multiplied by (ii) twelve (12). If the 2021 Contracted EBITDA is less than the 2021 Contracted EBITDA Target, then Sellers shall pay Buyer the amount by which the 2021 Contracted EBITDA Target exceeds the 2021 Contracted EBITDA (the “2021 Contracted EBITDA Shortfall”) provided, however, that any such payment will be paid from the Escrow Account (pursuant to a joint written instruction from Buyer and Sellers’ Representative) to the extent any portion of the Escrow Amount remains in the Escrow Account at such time and any remainder of the 2021 Contracted EBITDA Shortfall in excess of the Escrow Amount will be deducted from any future Earn-Out Payments.

(c)            If the Contracted EBITDA generated during calendar year 2022 (the “2022 Contracted EBITDA”) is greater than the 2021 Contracted EBITDA and the 2021 Contracted EBITDA Target, then Buyer will pay Sellers by wire transfer of immediately available funds an Earn-Out Payment in an amount equal to (i) the positive difference between the 2022 Contracted EBITDA and the higher of: (A) the 2021 Contracted EBITDA and (B) the 2021 Contracted EBITDA Target, multiplied by (ii) six (6).

(d)            If the Contracted EBITDA generated during calendar year 2023 (the “2023 Contracted EBITDA”) is greater than the 2022 Contracted EBITDA, the 2021 Contracted EBITDA, and the 2021 Contracted EBITDA Target, then Buyer will pay Sellers by wire transfer of immediately available funds an Earn-Out Payment in an amount equal to (i) the positive difference between the 2023 Contracted EBITDA and the higher of: (A) the 2022 Contracted EBITDA, (B) the 2021 Contracted EBITDA and (C) the 2021 Contracted EBITDA Target, multiplied by (ii) three (3).

(e)            Delivery of Earn-Out Calculation. As soon as reasonably practicable after the end of each Earn-Out Period, Buyer shall deliver to Sellers’ Representative a statement reflecting the calculation of Contracted EBITDA for the applicable Earn-Out Period (the “Earn-Out Calculation”). Such statement shall be prepared using the sample calculations attached as Annex D.

(f)             Objections to Earn-Out Calculation. If Sellers’ Representative objects to the Earn-Out Calculation, Sellers’ Representative shall deliver to Buyer a written notice of objection (an “Earn-Out Calculation Objection Notice”) within thirty (30) days following delivery of the Earn-Out Calculation setting forth in reasonable detail the substance and basis of its objection, showing calculations. If Sellers’ Representative has no objection to the Earn-Out Calculation, Sellers’ Representative shall promptly deliver to Buyer a written notice of acceptance (an “Earn-Out Calculation Acceptance Notice”). The Earn-Out Calculation will be final and binding on the Parties if an Earn-Out Calculation Acceptance Notice is delivered or if no Earn-Out Calculation Objection Notice is delivered to Buyer within such 30-day period. Any Earn-Out Calculation Objection Notice must specify in reasonable detail the disputed items on the Earn-Out Calculation and describe in reasonable detail the basis for the objection and all information in the possession of Sellers’ Representative which forms the basis of the dispute, as well as the amount in dispute. If Sellers’ Representative gives an Earn-Out Calculation Objection Notice, the Parties shall consult with each other with respect to the objection. If the Parties do not agree on the objection within fifteen (15) days after Buyer’s receipt of the Earn-Out Calculation Objection Notice, either Buyer or Sellers’ Representative may, within an additional fifteen (15) days, refer any unresolved disputed items to the Reviewing Accounting Firm. The Reviewing Accounting Firm will be directed to resolve disputed issues in accordance with this Agreement, to render a written report on the unresolved disputed issues with respect to the Earn-Out Calculation as promptly as practicable and to resolve only those issues of dispute described in the Earn-Out Calculation Objection Notice. The Reviewing Accounting Firm’s resolution of the dispute will be final and binding on the Parties. The fees, costs, and expenses of the Reviewing Accounting Firm shall be allocated as described in Section 1.4(c). None of the Sellers or Buyer or their Representatives shall have any ex parte communications or meetings with the Reviewing Accounting Firm concerning the subject matter hereof without the prior written consent of the Buyer and Seller, as applicable.

(g)            Buyer further acknowledges and agrees that following the Closing and throughout the Earn-Out Period, (i) Buyer shall use commercially reasonable efforts to create and maintain the conditions, and operate the Business in a manner, under which the Earn-Out Payments may reasonably be achieved, and (ii) Buyer shall avoid taking any action or inaction that, without an independent commercially reasonable business purpose for doing so, has the effect of: (A) depriving the Sellers of an Earn-Out Payment, (B) materially reducing an Earn-Out Payment, or (C) materially reducing the likelihood of achieving an Earn-Out Payment, which may include, for example purposes only: (1) an action to reduce, divert or defer Contracted Gross Profit, (2) selling, transferring, assigning, terminating, or otherwise disposing of material assets or contracts to any third-party, (3) making or permitting changes to its ownership, capital structure, capitalization or shareholders, or (4) entering into any covenants or restrictions, whether in documents pertaining to indebtedness or otherwise, that specifically restrict payment of any Earn-Out Payment or impede the promotion and sale of the Target Companies’ services to the customers that could reasonably be expected to utilize them. Subject to and without limiting or restricting the obligations set forth herein, Seller acknowledges that: (i) any Earn-Out Payment is speculative and is subject to numerous factors outside the control of Buyer, (ii) (A) Buyer has not, prior to or after the date hereof, promised or projected any amounts to be received by Sellers in respect of any Earn-Out Payments, (B) none of Sellers is relying on or has relied on any promises, projections or other information, documents or materials (or absence thereof) in respect of any Earn-Out Payments, and (C) each of Sellers hereby (1) disclaims reliance on any such promises, projections or other information, documents or materials (or absence thereof), (2) understands and agrees that any promises and projections are specifically disclaimed by Buyer and (3) waives any right it may otherwise have with respect to any such promises, projections or other information, documents or materials (or absence thereof).

(h)            Each Seller understands and agrees that the contingent right to receive the Earn-Out Payment (or any portion thereof) (i) is solely a contractual right and is not a security for purposes of any federal or state securities law, (ii) shall not be represented by any form of certificate or other instrument, is not transferable, except by operation of law relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in the Target Company, (iii) does not give any Party the right to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights, (iv) is not redeemable, (v) for any Earn-Out Period is contingent on such Seller’s Seller Member remaining continuously employed in the Business until the end of the applicable Earn-Out Period (provided, that, subject to the terms of such Seller Member’s Employment Contract, in the event that such Seller Member resigns from his or her employment in the Business for Good Reason or the employer terminates such Seller Member’s employment without Cause, the contingency in this sub-clause (v) shall not be applicable and such Seller Member shall be entitled to the following and any other Earn-Out Payment, such Seller Member would have otherwise been entitled to; provided, that the calculation of any future Earn-Out Payments shall include only those Contracted Accounts that pre-date such Seller Member’s termination or resignation), (vi) is contingent on such Seller’s Seller Member remaining in compliance with his Non-Competition Agreement, (vii) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (and any such transfer in violation hereof shall be null and void), and (viii) no interest is payable with respect to any amount payable under this Section 1.5. In addition to the foregoing, Sellers and Seller Members shall not have any rights as a securityholder of Buyer or the Target Company or any of their respective Affiliates as a result of Sellers’ contingent right to receive any Earn-Out Payment.

1.6             Tax Treatment of Payments. The Parties agree that any payment with respect to adjustments made pursuant to this Article 1, and any indemnification payment pursuant to Section 8.2(a) or Article 9 (including any payment from the Escrow Account) shall be deemed to be, and Buyer, the Target Company, and Sellers shall treat such payment as, an adjustment to the Base Purchase Price, as applicable, for Tax purposes, except as otherwise required by applicable Law.

2.	REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Each Target Company represents and warrants to Buyer that each statement contained in this Article 2 is true and correct as of the date of this Agreement, and will be deemed to be true and correct as of the Closing Date.

2.1             Due Organization and Power. The Target Company is a business entity of its respective type set forth in Section 10.16, duly formed, validly existing and in good standing under the Laws of its respective State of set forth in Section 10.16. The Target Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to be materially adverse to the Target Company.

2.2             Authority. The execution, delivery and performance by the Target Company of the Transaction Documents to be executed and delivered by the Target Company, the consummation by the Target Company of the Transaction, and performance of its obligations under the Transaction Documents have been duly authorized and approved by the Target Company. No other or further corporate or other act or proceeding on the part of the Target Company is necessary to authorize the Transaction Documents to be executed and delivered by the Target Company, the consummation by the Target Company of the Transaction or performance of its obligations under the Transaction Documents. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, this Agreement constitutes, and the other Transaction Documents to be executed by the Target Company will constitute, valid and binding agreements of the Target Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.3             No Violation. Except as set forth in Section 2.3 of the Target Company Disclosure Letter, neither the execution and delivery by the Target Company of the Transaction Documents nor the consummation by the Target Company of the Transaction (without or with notice or the lapse of time or both) (a) will violate any Legal Requirement applicable to the Target Company or by which the Target Company’s properties or assets are bound, (b) will require any action by (including any Consent) or in respect of (including notice to) any Person under any Contract of the Target Company, except as set forth in Section 2.3 of the Target Company Disclosure Letter, (c) will violate or conflict with, or constitute a default under, the Organizational Documents of the Target Company, (d) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or material modification (or provide a Person the right of termination, acceleration or material modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract of the Target Company, or (e) will result in the creation or imposition of any Lien upon any of the Target Company Interests, properties or assets of the Target Company.

2.4             Capitalization. Section 2.4 of the Target Company Disclosure Letter contains a list of (a) all issued and outstanding Target Company Interests of each Target Company, (b) the holder of record of each outstanding Target Company Interest of each Target Company. All of the Target Company Interests have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract of the Target Company and were issued in compliance with the Target Company’s Organizational Documents and all applicable Legal Requirements. Except as set forth in Section 2.4 of the Target Company Disclosure Letter, (a) no Equity Rights with respect to the Target Company’s Equity Securities exist, (b) the Target Company has no obligation to issue or grant any Equity Rights with respect to Equity Securities of the Target Company, (c) the Target Company is not party to any Contract relating to the issuance, sale or transfer of any of its Equity Securities or any Equity Rights with respect to the Equity Securities of the Target Company, and (d) the Target Company does not own any Equity Securities of any Person or Equity Rights with respect Equity Securities of any Person.

2.5             Financial Statements; No Undisclosed Liabilities

(a)            Section 2.5 of the Target Company Disclosure Letter contains an unaudited consolidated balance sheet of the Target Companies as of August 31, 2021 (the “Recent Balance Sheet”) and unaudited consolidated balance sheet of the Target Companies for the twelve months then ended, and a profit and loss statement for the 12-month period ending July 31, 2021 and for the period beginning January 1, 2021 through August 26, 2021 (collectively, the “Financial Statements”). Except as set forth in the notes thereto or in Section 2.5 of the Target Company Disclosure Letter and subject to year-end adjustments (which adjustments will not be material individually or in the aggregate), the Financial Statements were consistently applied, are consistent in all material respects with the books and records of the Target Company and applied on a basis consistent with past practices, and fairly present, in all material respects, the financial condition, stockholders’ equity, results of operations and cash flows of the Target Companies as of the respective dates thereof and for the respective periods covered thereby.

(b)            Except as set forth in Section 2.5(b) of the Target Company Disclosure Letter, the Target Company has no Liabilities, except for those which have been incurred since January 1, 2021 in the ordinary course of business and which are not, individually or in the aggregate, material in amount.

2.6            Absence of Certain Developments. Since July 30, 2021, (a) no event, change, condition or state of facts or circumstances exists or has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or results of operations of the Target Company, and the Target Company has not taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants in Section 5.1.

2.7              Tax Matters. Except as set forth in Section 2.7 of the Target Company Disclosure Letter:

(a)            Returns. The Target Company has timely filed or will timely file all Tax Returns required to be filed before the Closing Date. All such Tax Returns were or will be (when filed) complete and accurate and prepared in compliance with all applicable Legal Requirements. All Taxes payable by the Target Company, whether or not shown on any Tax Return, have been or will be paid in full when due. The Target Company currently is not a beneficiary of any extension of time within which to file any Tax Return. There are no Liens on any assets of the Target Company or the Business that arose in connection with any failure or alleged failure to pay any Tax. The Target Company has not waived any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency. The Target Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person. All Forms W-2 and Forms 1099 required with respect to such withholding and payment have been properly completed and timely filed to the Target Company’s knowledge.

(b)            Audits. The Target Company has not been, or is not currently the subject of, an audit examination, deficiency or proposed adjustment of Taxes by the Tax authorities of any nation, state or locality, and no examination or adjustment is pending or threatened with respect to the Target Company, nor has the Target Company received any notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Target Company. There are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to the Target Company with respect to a taxable period for which such statute of limitations is open, other than extensions to file Tax Returns made in the ordinary course of business. The Target Company is not presently contesting the Tax liability of the Target Company before any court, tribunal or agency.

(c)            Other. No Tax dispute, inquiry or investigation is pending with respect to the Target Company or any Seller. No written claim has been made by a Tax authority in a jurisdiction where the Target Company does not file Tax Returns that the Target Company is or may be subject to or responsible for the payment of any Tax to that jurisdiction. There is no dispute or claim concerning any Tax liability of the Target Company pending or threatened by any Tax authority. The Target Company is not party to any Tax allocation or sharing Contract.

(d)            Additional Income. The Target Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a change in method of accounting; (ii) a “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law); (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (iv) an installment sale or open transaction disposition; (v) election by the Target Company under Code Section 108(i) or (vi) prepaid amount.

(e)            S-Election. Since 2015, TAM Inc. has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362, and TAM Inc. will be an S corporation up to and including the Closing Date.

(f)            1374 Taxes. The Target Company has no potential liability for any Tax under Code Section 1374 in connection with the Transaction.

2.8            No Litigation. Except as set forth in Section 2.8 of the Target Company Disclosure Letter or as would, individually or in the aggregate, not result in a material Liability to the Target Company, (a) there is, and in the past three (3) years there has been, no action, suit, litigation, arbitration, proceeding at law or in equity, or any administrative or similar proceeding by, before or against any other Person or Government Body, pending, or, to the knowledge of the Target Company, threatened, against or affecting the Target Company, or any of its properties, assets or rights, and (b) there is no outstanding Order against the Target Company.

2.9            Legal Compliance

(a)            The Target Company is and has been since inception in material compliance with its Organizational Documents and there is no basis which would reasonably be expected to constitute a failure to comply in any material respect. The Target Company is in material compliance with all Laws and Orders applicable to the Target Company and the Business. The Target Company has not received any notice from any Government Body of any material violations of any Legal Requirements which remains uncorrected.

(b)            Except as set forth in Section 2.9(b) of the Target Company Disclosure Letter, (i) the Target Company has all material Permits required for the conduct of the Business or that are necessary for the lawful ownership of their respective properties and assets (the “Target Company Permits”), (ii) the Target Company is, and in the past three (3) years has been, in compliance in all material respects with all Target Company Permits, and all are valid and in full force and effect and have not lapsed, been cancelled, terminated or withdrawn, (iii) the Target Company has not received any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Target Company Permit, and (iv) to the Target Company’s knowledge, the Target Company Permits will continue to be valid and in full force and effect on identical terms following consummation of the Transaction. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Target Company Permit.

2.10          Environmental Matters. Since January 1, 2017, the Target Company has been, and currently is, in compliance in all material respects with all applicable Environmental Laws and Permits required of them under applicable Environmental Law. There are no claims, proceedings, investigations or actions by any Government Body or other Person pending, or to the knowledge of the Target Company, threatened against the Target Company under any Environmental Law. There are no facts, circumstances or conditions relating to the past or present business or operations of the Target Company or any of their respective predecessors (including the release, threatened release, or disposal of any wastes, Hazardous Substance or other substances at any location), or to any real property or facility at any time owned, leased, or operated by the Target Company, or any of their respective predecessors, that would reasonably be expected to give rise to any claim, proceeding, or action, or to any Liability, under any Environmental Law except as have not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the continuing operations of the Target Company or the Business.

2.11          Property and Assets. Except as set forth in Section 2.11 of the Target Company Disclosure Letter, the Target Company has a valid leasehold interest in all real property and interests in real property leased, licensed or occupied by the Target Company, which are identified in Section 2.11 of the Target Company Disclosure Letter, and good and marketable title or leasehold title (as applicable) to all of their personal property and assets (tangible and intangible), free and clear of all Liens, other than Permitted Liens. The Target Company does not own any real property or interests in real property. The personal properties and assets that are owned, leased or used by the Target Company (a) are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the ordinary course of the business and are suitable for the purposes for which they are currently being used and (b) constitute all the personal properties and assets necessary for the conduct of its business as presently conducted. No properties or assets related to or used by the Target Company are owned or leased by any Affiliate of any Seller or the Target Company (other than another Target Company). Upon consummation of the Transaction, the Target Company will be entitled to continue to use all the properties and assets which are currently employed by the Target Company in the conduct of the Business.

2.12          Insurance. The Target Company has made available to Buyer copies of all material policies of insurance currently maintained by the Target Company, which cover the Target Company, the Business or the Target Company’s properties, assets or employees and are currently in effect for the current policy period (collectively, the “Target Company Insurance Policies”). Section 2.12 of the Target Company Disclosure Letter contains an accurate and complete list of all Target Company Insurance Policies and all pending claims and the claims history for the Target Company during the current year and the preceding three (3) years. There are no pending claims under any of such Target Company Insurance Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Target Company Insurance Policies are issued by an insurer with a Best’s Rating of A- or above and are in full force and effect. All premiums due under the Target Company Insurance Policies have been paid in full or, with respect to premiums not yet due, accrued. The Target Company Insurance Policies are sufficient for compliance with all Legal Requirements and Contracts to which the Target Company is party or a beneficiary or by which the Target Company or its assets are subject. The Target Company has not received a notice of cancellation or termination of any Target Company Insurance Policy or of any material changes that are required in the conduct of the Target Company’s business as a condition to the continuation of coverage under, or renewal of, any such Target Company Insurance Policy. The Target Company has no self-insurance arrangements.

2.13          Material Contracts. Section 2.13 of the Target Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each of the following Contracts to which the Target Company is party or by which the Target Company is bound or to which any asset of the Target Company is subject or under which the Target Company has any rights or the performance of which is guaranteed by the Target Company or under which the Target Company is conducting the Business (each, a “Material Contract”):

(a)            Each Contract with the Contracted Accounts;

(b)            each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(c)            each Contract (or series of related Contracts) that involves delivery or receipt of services (other than with respect to products or inventory) of an amount or value in excess of $50,000 or that involves expenditures or receipts in excess of $50,000;

(d)            each Contract with a Material Customer;

(e)            each Contract with a Material Supplier;

(f)             each Contract for Indebtedness with an outstanding balance in excess of $50,000;

(g)            each licensing agreement or other Contract with respect to intellectual property of any Third Party, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property or intellectual property of any Third Party;

(h)           each labor agreement or collective bargaining agreement with any labor union, labor organization, organized group of employees, or similar labor organization (collectively, “Union”);

(i)            each Contract (other than a Target Company Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, partner, employee or consultant, in each case, involving at least $50,000 per annum for the 12 month period ending on the date of the Recent Balance Sheet;

(j)             each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;

(k)            each Contract (other than the Transaction Documents) to which any Seller Member, Seller or any Affiliate of such Seller is party or otherwise has any rights, obligations or interests;

(l)            each Contract that provides for payments to or by any Person in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the twelve (12) month period immediately prior to the date hereof that is not terminable without payment of a termination penalty;

(m)          each Contract relating to (i) the purchase, sale, lease or disposal of any Equity Securities of the Target Company, (ii) the purchase, sale, lease or disposal of any assets of the Target Company other than in the ordinary course of business, or (iii) granting to any Person any option of first refusal, first offer or similar preferential right to purchase or acquire any of its assets or properties;

(n)           each Contract containing any non-competition or other restrictive covenant that materially restricts the future business activity of the Target Company with respect to the Business (including any non-solicits or no-hires);

(o)           each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Target Company to be responsible for consequential, incidental or punitive damages;

(p)            each Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the Target Company Interests;

(q)            each Contract relating to capital expenditures in excess of $50,000 individually, or $150,000 in the aggregate;

(r)            each Contract involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Target Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(s)           each Contract under which any Person (other than the Target Company) has directly or indirectly guaranteed Indebtedness of the Target Company;

(t)            each management service, consulting, financial advisory or any other similar type Contracts and all Contracts with investment or commercial banks;

(u)           each Contract (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than $50,000, individually or in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by the Target Company of any operating business or the Equity Securities or other equity interests of any other Person pursuant to which the Target Company has continuing obligations as of the date hereof;

(v)           each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(w)          each Contract involving a confidentiality, standstill or similar arrangement;

(x)            each Contract with a Government Body; and

(y)           each Contract involving any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights.

With respect to each Material Contract, assuming the due authorization, execution and delivery of such Material Contract by each other party thereto, such Material Contract is in full force and effect, a legal, valid and binding obligation of the Target Company and the other parties thereto and enforceable by the Target Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium, conveyance or other similar Laws now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing and has not been terminated or repudiated. The Target Company and, to the knowledge of the Target Company, each other party thereto are in compliance in all material respects with all terms and requirements of each Material Contract. The Target Company has not received any written notice by another party to a Material Contract of any intention to breach, terminate, repudiate or disclaim any such Material Contract to which it is party. To the knowledge of the Target Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default a Material Contract, or permit the termination, modification or acceleration of any obligation or Liability under a Material Contract. The Target Company has delivered or made available to Buyer true and complete copies, including all amendments, of each Contract set forth in Section 2.13 of the Target Company Disclosure Letter.

2.14          Labor Matters.

(a)            Section 2.14 of the Target Company Disclosure Letter lists: (i) all employees, independent contractors, and consultants of the Target Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Target Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Target Company for services performed on or prior to the Closing Date have been paid in full.

(b)           The Target Company is not, nor has been, a party to or bound by any collective bargaining agreement or other Contract with a Union, and no Union has represented or purported to represent any employee of the Target Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Target Company or any of its employees.

(c)           The Target Company is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any Union, work council, or other body representing employees of the Target Company.

2.15          Employee Benefit Plans.

(a)           Benefit Plans. Section 2.15(a) of the Target Company Disclosure Letter sets forth a complete and accurate list of all “employee benefit plans” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), each Employment Contract, consulting, termination, fringe benefit, severance, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity-based incentive plan, policy, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case, that is sponsored, contributed to or maintained by the Target Company or with respect to which the Target Company or any employers (whether or not incorporated) that would be treated together with the Target Company as a single employer within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) has any liability, direct or indirect, contingent or otherwise (each, a “Target Company Plan”).

(b)            Target Company Plans. With respect to each Target Company Plan, to the extent applicable, the Target Company has made available to Buyer a copy of (i) the plan document or other governing Contract or a description of any unwritten plan, (ii) the most recently distributed summary plan description (and any subsequent summaries of material modifications), (iii) each trust or other funding Contract, (iv) the two (2) most recently filed IRS Form 5500 (including schedules and attachments), (v) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan), and (vi) the most recently prepared financial statements.

(c)            Multiemployer and Funded Plans. No Target Company Plan is or has at any time been covered by Title IV or ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Target Company nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any Liability (including any contingent liability) under, (i) a “multiemployer plan,” (ii) a “multiple employer plan,” or (iii) a “multiple employer welfare arrangement,” as such terms are defined by ERISA and/or by the Code.

(d)           Compliance. The Target Company has made all contributions, premium payments or any other payments required to be made by it to each Target Company Plan. Each Target Company Plan (and any related trust or fund) has been funded, administered and maintained, in form and operation, in accordance with its terms and in all material respects with the applicable requirements of all applicable Law, including, without limitation (and where applicable) ERISA and the Code. Each Target Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that such Target Company Plan meets the requirements of Section 401(a) of the Code, and, to the Target Company’s knowledge, no events have occurred since the date of such favorable determination letter that would reasonably be expected to adversely affect such Target Company Plan’s qualified status. There do not exist any pending or, to the knowledge of the Target Company, threatened claims (other than claims for benefits in the ordinary course), suits, actions, disputes, audits or investigations with respect to any Target Company Plan.

(e)            Effect of Transactions. Neither the execution of this Agreement nor the consummation of the Transaction by the Target Company will limit or restrict the right of the Target Company to merge, amend, terminate or transfer the assets of any Target Company Plan or Employment Contract on or after the Closing Date. Neither the execution nor the delivery of this Agreement nor the consummation of the Transaction could, either alone or in conjunction with any other event (whether contingent or otherwise) (i) accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Target Company Plan or Employment Contract, (ii) entitle any employee, director, officer or independent contractor of the Target Company to severance pay or any material increase in severance pay, (iii) directly or indirectly cause the Target Company to transfer or set aside any assets to fund any material benefits under any Target Company Plan, (iv) otherwise give rise to any material liability under any Target Company Plan, (v) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f)             No Post-Employment Obligations. No Target Company Plan provides (or could require the Target Company to provide) retiree or other post-employment health benefits or life insurance or other welfare benefits to any Person, excluding, for purposes of such representation, any arrangements that may be required under COBRA or similar Laws.

(g)            Neither the Target Company, any Target Company Plan nor, to the knowledge of the Target Company, any trustee, administrator or other Third Party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Target Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Target Company. The Target Company has not engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA. Neither the Target Company nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title 1 of ERISA with respect to any Target Company Plan.

(h)            Each Target Company Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in full compliance with Section 409A of the Code.

(i)             Each Target Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liabilities to Buyer or the Target Company other than ordinary administration expenses typically incurred in a termination event.

2.16          Intellectual Property

(a)            The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; and (v) internet domain names and social media accounts and pages.

(b)            Section 2.16(b) of the Target Company Disclosure Letter lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Target Company (the “Target Company IP Registrations”). To the knowledge of the Target Company, the Target Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Business (the “Target Company Intellectual Property”), free and clear of all Liens. No Third Party or Affiliate of the Target Company owns any Target Company Intellectual Property or has any right to use any Target Company Intellectual Property. All of the Target Company Intellectual Property is valid and enforceable, and all Target Company IP Registrations are subsisting and in full force and effect. The Target Company has taken all commercially reasonable steps necessary to maintain and enforce the Target Company Intellectual Property.

(c)            To the knowledge of the Target Company, the conduct of the Business has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To the knowledge of the Target Company, no Person has infringed, misappropriated, or otherwise violated any Target Company Intellectual Property.

2.17          Brokers and Finders. Neither the Target Company nor any of its Affiliates has paid or become obligated to pay any fee, commission or similar compensation to any broker, finder, agent, Person or firm and no such broker, finder, agent, Person or firm is entitled to such payment in connection with the Transaction or in connection with the Agreement (including the negotiation thereof) or any other subsequent acquisition or divestiture by the Target Company.

2.18          Customers and Suppliers.

(a)            Section 2.18(a) of the Target Company Disclosure Letter lists the top ten (10) customers (including agents and distributors) based on gross revenues of the Target Companies for each of the calendar years ending December 31, 2018, December 31, 2019, and December 31, 2020 (and the revenues generated from such customer) (collectively, the “Material Customers”). Over the past three (3) years, the Target Company has not received any written notice from any Material Customer that such Material Customer intends, anticipates or otherwise expects to terminate or materially change its relationship (whether related to payment, price, amounts purchased or otherwise) with the Target Company or limit its usage or purchase of the services and products of the Target Company as a result of the Transaction or otherwise.

(b)            Section 2.18(b) of the Target Company Disclosure Letter lists the top five (5) vendors, suppliers, service providers and other similar business relations of the Target Company based on the amounts paid to such Persons for each of the calendar years ending December 31, 2018, December 31, 2019, and December 31, 2020 (the “Material Suppliers”). The Target Company has not received any notice from any Material Supplier that such Material Supplier intends, anticipates or otherwise expects to terminate or materially change its relationship (whether related to payment, price, amounts sold or otherwise) with the Target Company or limit its services, supplies or materials to the Target Company.

2.19          Affiliated Transactions. Except as set forth in Section 2.19 of the Target Company Disclosure Letter, no officer, director, employee, equityholder or Affiliate (including Sellers) of the Target Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, (a) is party to any Contract with the Target Company (other than an Employment Contract or other Material Contract described in Section 2.13(i)), (b) has any interest in any property, asset or right used by the Target Company or necessary for the Business, (c) has received any funds from the Target Company since the date of the Recent Balance Sheet, (d) provides services or resources to the Target Company or is dependent on services or resources provided by the Target Company (except to the extent that such services may be provided pursuant to an Employment Contract or other Material Contract described in Section 2.13(i)) or (e) holds a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Target Company.

2.20          NO OTHER REPRESENTATIONS AND WARRANTIES.

(a)            EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF SELLERS, SELLER MEMBERS, THE TARGET COMPANIES OR THEIR RESPECTIVE AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, IN RESPECT OF SELLERS, SELLER MEMBERS, THE TARGET COMPANIES OR THEIR RESPECTIVE AFFILIATES.

(b)            Without limiting the generality of the foregoing, none of Sellers, Seller Members nor the Target Companies has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Business made available to Buyer, including due diligence materials, or in any presentation of the Business by Sellers or their Affiliates or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Seller Members, Sellers or their Affiliates were made in good faith and are not and shall not be deemed to be or to include representations or warranties of the Target Companies, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER MEMBERS AND SELLERS

Each of the Seller Members and the Sellers, severally as to itself and not jointly, represents and warrants to Buyer that each statement contained in this Article 3 is true and correct as of the date of this Agreement, and will be deemed to be true and correct as of the Closing Date.

3.1              Legal Capacity. Such Seller Member is a competent adult and has all requisite power, legal right, authority and capacity to enter into the Transaction Documents to be executed and delivered by such Seller Member. Such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of such entity’s formation. Such Seller has all requisite power, legal right and authority (corporate and other) to enter into the Transaction Documents and to carry out the Transaction. Such Seller has duly executed and delivered this Agreement on the date hereof with the intent to be legally bound hereby and to perform its obligations hereunder. Assuming the due authorization, execution and delivery of the Transaction Documents by the other parties to the Transaction Documents, the Transaction Documents, when executed and delivered by such Seller, will constitute valid and binding agreements of such Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.2              Ownership of Target Company Interests. Such Seller owns, beneficially and of record and has good and valid title to all of the Target Company Interests identified in Annex A opposite such Seller’s name free and clear of all Liens. At the Closing, such Seller will convey to Buyer all of such Seller’s right, title and interest in and to the Target Company Interests identified in Annex A opposite such Seller’s name, free and clear of all Liens. Such Seller has not, and as of the Closing will not have, sold, or granted any options or rights to purchase, and such Seller has not entered, and as of the Closing Date will not have entered, into any Contract obligating such Seller to sell or grant options or rights to purchase, any of such Target Company Interests, except to Buyer.

3.3              No Violation. Neither the execution and delivery by such Seller of the Transaction Documents nor the consummation by such Seller of the Transaction (without or with notice or the lapse of time or both) (a) will violate any Legal Requirement applicable to such Seller or by which such Seller’s properties or assets are bound, (b) will require any action by (including any Consent) or in respect of (including notice to), any Person under any Contract of such Seller, except as set forth in Section 2.3 of the Target Company Disclosure Letter, (c) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or material modification (or provide a Person the right of termination, acceleration or material modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract of such Seller, or (d) will result in the creation or imposition of any Lien upon any of the Target Company Interests.

3.4              No Litigation. As of the date of this Agreement, such Seller is not a party to or, to such Seller’s knowledge, threatened with any litigation, arbitration or similar proceeding at law or in equity or before or by any Government Body with respect to the Transaction, and such Seller has not received written notice of a claim or dispute that is reasonably likely to result in any such litigation, arbitration or similar proceeding with respect to the Transaction.

3.5              Brokers and Finders. No Seller has paid or become obligated to pay any fee, commission or similar compensation to any broker, finder, agent, Person or firm and no such broker, finder, agent, Person or firm is entitled to such payment in connection with the Transaction or in connection with the Agreement (including the negotiation thereof) or any other subsequent acquisition or divestiture by the Target Company.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that each statement contained in this Article 4 is true and correct as of the date of this Agreement, and will be deemed to be true and correct as of the Closing Date.

4.1              Due Organization and Power. Buyer is a corporation duly organized or incorporated, validly existing and in good standing under the laws of Delaware. Buyer has all requisite power, legal right and authority (corporate and other) to enter into the Transaction Documents and to carry out the Transaction.

4.2              Authority. The execution, delivery and performance by Buyer of the Transaction Documents to be executed and delivered by Buyer, the consummation by Buyer of the Transaction, and performance of its obligations under the Transaction Documents have been duly authorized and approved by Buyer. No other or further corporate or other act or proceeding on the part of Buyer is necessary to authorize the Transaction Documents to be executed and delivered by Buyer, the consummation by Buyer of the Transaction or performance of its obligations under the Transaction Documents. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, this Agreement constitutes, and the other Transaction Documents to be executed by Buyer will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3              No Violation. Neither the execution and delivery by Buyer of the Transaction Documents nor the consummation by Buyer of the Transaction (without or with notice or the lapse of time or both) (a) will violate any Legal Requirement applicable Buyer or by which any of its properties or assets are bound, (b) will require any action by (including any Consent) or in respect of (including notice to), any Person under any Contract of Buyer, (c) will violate or conflict with, or constitute a default under, the Organizational Documents of Buyer, or (d) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or material modification (or provide a Person the right of termination, acceleration or material modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract of Buyer, except for such violations, conflicts, defaults, terminations or accelerations that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transaction.

4.4              No Litigation. As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, and there is no outstanding Order against Buyer or any of its Affiliates, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transaction.

4.5              Investment Intent. Buyer is acquiring the Target Company Interests for its own account and not with a current view toward any resale or distribution of the same or any beneficial interest therein. Buyer acknowledges and agrees that the Target Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Target Company Interests and is capable of bearing the economic risks of such investment. For the avoidance of doubt, the disposition of Buyer’s property shall at all times remain within the sole control of Buyer.

4.6              Sandbagging. The Parties agree and acknowledge that no review by Buyer shall affect the representations and warranties made by Seller Members, Sellers or the Target Company pursuant to this Agreement or the right to indemnification, payment of Losses, or any other remedy of Buyer for breaches of those representations and warranties. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.

4.7              Brokers and Finders. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker, finder, agent, Person or firm in connection with the Transaction or in connection with the negotiation thereof.

4.8              Sufficiency of Funds. Buyer currently has, and will have as of the Closing, sufficient cash on hand of immediately available funds to make the payment of the Estimated Purchase Price and consummate the Transaction.

5.	COVENANTS

5.1              Interim Operations of the Target Company. Except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement or as set forth in Annex C, the Target Company and Seller Members agree that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement in accordance with Article 7:

(a)            The Business shall be conducted in the ordinary course of business and Sellers shall use commercially reasonable efforts to preserve intact the present business organization of the Target Company, keep available the services of their current officers and employees and preserve satisfactory relationships with customers, suppliers, distributors and others having business dealings with them; and

(b)            The Target Company shall not do any of the following:

(i)                except in the ordinary course of business, increase or decrease the compensation (including wages, salaries, bonuses or any other remuneration) payable or to become payable to any employee of the Target Company, or change, establish, adopt, entered into, amend or terminate any insurance, pension, retirement, profit sharing, employee benefit, collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, nor paid any commission or bonus to any of such officers, key employees or agents, including, for the avoidance of doubt, any arrangement whereby any director, officer or employee is or becomes entitled to severance payments for any reason;

(ii)              make any material change in its sales, credit or collection terms and conditions or write off as uncollectible any notes or accounts receivable;

(iii)            (1) incur any Liability or assume, guarantee, endorse, modify or otherwise become responsible for the Liabilities of any other Person or entity (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incur in the ordinary course of business; (2) discharge or satisfy any Lien or pay any Liability, other than in the ordinary course of business; (3) mortgage, pledge, create or subject to Lien any of its existing assets or properties; (4) sell, assign, transfer, lease, license, amend, terminate, release, waive or otherwise dispose of any of its existing tangible or intangible assets or properties, except sales of inventory in the ordinary course of business, or acquire any tangible or intangible assets, properties or interest therein, except in the ordinary course of business; (5) amend, terminate, waive or release any rights or cancel any debt owing to or claim by the Target Company; or (6) enter into, become subject to, modify, change or terminate in any material respect any Material Contracts or real property lease;

(iv)            acquire any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(v)              permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or modified or any of the coverage thereunder to lapse;

(vi)             maintain their books, accounts and records in any manner other than in the usual, regular and ordinary manner, on a basis consistent with prior years;

(vii)            make any Tax election, prepare any material return in a manner which is inconsistent with the past practices with respect to the treatment of items on such Tax Returns, incur any liability for Taxes other than in the ordinary course of business, or file an amended Tax Return or a claim for a tax refund with respect to the income, operations or property of the Target Company;

(viii)          make any commitment to make any capital expenditures or enter into any operating lease in excess of Twenty-Five Thousand Dollars ($25,000.00) individually or Sixty-Five Thousand Dollars ($65,000.00) in the aggregate or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(ix)             write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(x)               pay, discharge, settled or satisfy any actions, Liabilities, payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements;

(xi)             plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Target Company (other than routine employee terminations for cause);

(xii)           form any subsidiary; or

(xiii)           make any change in any method of accounting or auditing practice.

5.2              Access to Information.

(a)            During the period from the date hereof to the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, the Target Company shall, and shall cause each of its personnel to, grant or cause to be granted to Buyer and its Representatives reasonable access, on reasonable advance written notice and during normal business hours, to the personnel, properties, books, and records of the Target Company. Buyer and its Representatives shall use their commercially reasonable efforts to minimize any disruption to the business of the Target Company.

(b)            After the Closing, each Party shall afford the other Party and its counsel, accountants and other Representatives, during normal business hours, upon reasonable notice, upon receipt of a written request and at the requesting Party’s sole cost and expense, reasonable access to the books, records and other information in such Party’s possession or control relating to the assets, Liabilities or operations of the Target Company with respect to periods prior to the Closing in existence on the Closing Date, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each Party shall make available to the other Party and its counsel, accountants and other Representatives, during normal business hours, upon reasonable notice, upon receipt of a written request and at the requesting Party’s sole cost and expense, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or the equivalent, the books, records and other information relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date in existence on the Closing Date and shall preserve all such books, records and other information for a period of five (5) years after the Closing Date, to the extent such access is reasonably required by the requesting Party for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, for a period of five (5) years after the Closing Date, Buyer shall and shall direct the Target Company to retain all of the books, records or other information described in this Section 5.2 in existence on the Closing Date for a period of five (5) years after the Closing Date. While the existence of an adversarial proceeding between the Parties in litigation or arbitration will not abrogate or suspend the provisions of this Section 5.2, as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 5.2 but rather, absent agreement, must utilize the applicable rules of discovery.

5.3              Exclusivity. During the period from the date hereof to the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Sellers and the Target Company shall, and shall cause their respective officers, managers, directors, employees and Representatives to, cease and terminate immediately all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any Person conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction. In addition, during such period, Sellers and the Target Company shall not, and shall cause their respective officers, managers, directors, employees and Representatives not to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any proposal or indication of interest relating to an Alternative Transaction, (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any Alternative Transaction, or (c) authorize, engage in or enter into any agreement or understanding with respect to any Alternative Transaction.

5.4              Restrictions on Share Transfers. Each Seller hereby agrees not to transfer, assign or pledge, directly or indirectly, by operation of law or otherwise, any of his or her Target Company Interests (other than the sale of such Target Company Interests pursuant to this Agreement) during the period from the date hereof through and including the earlier of (a) the Closing and (b) date of termination of this Agreement in accordance with its terms. Any such attempted transfer, assignment or pledge during such period will not be effective and the Sellers shall cause the Target Company not to record such transfer, assignment or pledge in the stock and option transfer records of the Target Company.

5.5              Tax Matters. From and after the Closing:

(a)            Tax Indemnification. Without duplication of the indemnification obligations set forth in Section 8.2(a) and subject to the limitations in Section 8.5, Seller Members shall, severally and not jointly in accordance with their Pro Rata Portion, indemnify and hold harmless the Target Companies and Buyer from and against all Losses from all Pre-Closing Taxes.

(b)            Straddle Period. For all purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Closing Date (each, a “Straddle Period”), the amount of any Taxes of the Target Company allocated to the Pre-Closing Tax Period based upon, or measured by, net or gross income or gain or payment or receipts or that are triggered by the occurrence of activities or events will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual or periodic basis (such as deductions for depreciation and real estate Taxes) will be apportioned between such periods on a daily basis. The amount of any other Taxes of the Target Company allocated to the Pre-Closing Tax Period in the case of a Straddle Period will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)            Section 338(h)(10) Election. At the election of Buyer, each Seller Member and each Seller shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state and local tax Law) with respect to the purchase and sale of the Target Shares hereunder (collectively, a “Section 338(h)(10) Election”). Should Buyer elect to make a Section 338(h)(10) Election, Buyer will increase the Final Purchase Price by an amount such that each Seller and each Seller Member receives and retains, on an after tax basis, the same amount that it would have received and retained had a Section 338(h)(10) Election not been made (such increase, the “Section 338(h)(10) Adjustment”). Buyer, Sellers and Seller Members shall cooperate fully with each other in the making of any such election. Any Section 338(h)(10) Adjustment will be treated as an adjustment to the Final Purchase Price by the parties for Tax purposes.

(d)            Filing of Returns. Sellers’ Representative shall prepare or cause to be prepared all Tax Returns of the Target Company for all Pre-Closing Tax Periods at the expense of the Target Company. Sellers shall submit each such Tax Return to Buyer for review and comment as promptly as practicable but in any event at least 45 days prior to the due date for the filing of such Tax Return, including applicable extensions. Buyer shall cause the appropriate officer of the Target Company to sign and file such Tax Return (or any amendment to such Tax Return), unless Buyer determines in good faith that such Tax Return does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts. Except as required by applicable Law, the Target Company shall not file any amendment to any Tax Return for any Pre-Closing Tax Periods without the express written consent of Sellers’ Representative. Sellers may retain such certified public accountants as it chooses for purposes of preparing Tax Returns for Pre-Closing Tax Periods required under this Section 5.5(d), and the reasonable expenses of preparing such Tax Returns shall be paid by the Target Company.

(e)            Tax Proceedings. If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any Tax authority, with respect to Pre-Closing Taxes, Buyer shall, or shall cause the Target Company to, promptly notify Sellers’ Representative in writing of such audit, investigation or similar proceeding or claim (a “Tax Proceeding”); provided, however, that failure to give such notice shall not affect Sellers’ indemnification obligations unless such failure prevents Sellers’ Representative from taking meaningful control of such Tax Proceeding or Sellers are materially prejudiced by such failure. Sellers’ Representative shall have the primary right to contest such Tax Proceeding (at Sellers’ expense) and shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, that (i) Buyer (or its advisors) may fully participate at Buyer’s sole expense in the Tax Proceeding, and (ii) Sellers’ Representative shall not settle any Tax Proceeding in a manner that could reasonably be expected to materially adversely affect Buyer or the Target Company or any of their Affiliates after the Closing Date without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The Target Company shall provide duly completed powers of attorney and authorization forms to permit the foregoing. Sellers’ Representative shall keep Buyer timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause the Target Company and an appropriate officer of the Target Company to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. This Section 5.5(e) and not Section 8.6 shall control any Tax Proceeding.

(f)             Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.5 and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available during normal business hours and on a mutually convenient basis to provide additional information, testimony and explanation of any material provided hereunder. Such cooperation shall also include Buyer causing the Target Company, at Buyer’s sole cost and expense, to prepare all such information, schedules and worksheets that, consistent in time and manner with past practice, are requested in writing by Sellers’ Representative for the preparation of Tax Returns to be prepared by Sellers’ Representative pursuant to this Section 5.5. The Parties shall (i) retain all books and records with respect to Tax Proceedings pertinent to the Target Company or Sellers relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give Sellers’ Representative or Buyer, as the case may be, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Sellers’ Representative or Buyer so requests, the Target Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(g)           Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.7 and this Section 5.5 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

5.6             Confidentiality. Each of the Seller Members and the Sellers acknowledges that it is in possession of Confidential Information concerning the Target Company and the Business. Each Seller shall, and shall cause their respective Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Information and will use such Confidential Information solely for the purpose of consummating the Transaction and for no other purpose. Each of the Seller Members and the Sellers acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Sellers to consummate the Transaction (it being understood that Sellers shall be severally responsible for any disclosure by any such Representative not permitted by this Agreement). Each of the Seller Members and the Sellers and their respective Affiliates and Representatives may disclose Confidential Information only for purposes of (a) compliance with any agreement between such Seller or Seller Member or any of their respective Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, and (b) compliance with any reasonable request by Buyer or any of its Affiliates; and (c) compliance with any applicable Law or Order, or (d) in connection with a dispute or any Tax Proceeding regarding, the amount of any Tax imposed on such Seller or Seller Member, as applicable, or the preparation of any Tax Return related to any such Tax; provided, that with respect to any request for disclosure made pursuant to clauses (c) and (d) above, such Seller or Seller Member, as applicable, has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Buyer about such Seller’s or Seller Member’s, as applicable, intention to make, and the proposed contents of, such disclosure and such Seller or Seller Member, as applicable, shall, or shall cause such Affiliate or Representative, to provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Seller, Seller Member or such Affiliate or Representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and each Seller and each Seller Member shall exercise their respective commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Each Seller and each Seller Member further agrees that such Seller and such Seller Member, as applicable, and their respective Affiliates and Representatives, upon the request of Buyer or the Target Company, promptly will deliver to Buyer or the Target Company all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Target Company, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Information.

5.7             Resignation of Directors and Officers. At the written request of Buyer (which request shall be delivered at least three (3) Business Days prior to the Closing), the Target Company shall cause any so requested officer and member of the management committees of the Target Company to tender his/her resignation from such position effective immediately prior to the Closing Date and in the event any such individual does not tender his/her resignation, the Target Company shall take such actions necessary to remove such individuals from such positions.

5.8             Further Assurances. From time to time after the Closing Date, upon the request of any other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purposes of the Parties under this Agreement and the Transaction.

5.9             Budgets. Subject to Buyer’s obligations under Section 1.5(g), from time to time after the Closing Date, Buyer and Seller Members shall collaborate in good faith to establish budgets for the operation of the Business of the Target Companies that are proportionate with the revenue being serviced by the Target Companies, including, without limitation, employment budgets. The Parties agree that: (a) the operating budget for the remainder of the calendar 2021 year following the Closing Date will be based on the current monthly selling, general and administrative expenses set forth in the Financial Statements, provided that Seller Members will have the ability to increase this budget by up to 10% at their discretion or as otherwise mutually agreed to by Buyer and Seller Members, (b) the operating budgets for calendar year 2022 and 2023 shall be equal to or exceed the full year operating budget for 2021, set forth in the Financial Statements and (c) throughout the remainder of 2021 and the duration of the Earn-Out Period, Sellers shall have sole discretion to maintain the employment or engagement of all employees, independent contractors or consultants listed in Section 2.14 of the Target Company Disclosure Letter, so long as such salaries and fees do not increase as a percentage of the Target Companies’ annual revenues. Notwithstanding anything to the contrary, all budgets, rights, and obligations set forth in this Section 5.9 are conditioned on, and subject to, compliance with securities laws and regulations and all policies and procedures of the Target Company, in effect now or in the future, including without limitation any policies related to insider trading, Regulation FD disclosure, related party transactions, Sarbanes-Oxley Act compliance, and related policies and procedures.

5.10           Employees; Benefit Plans; Equity Awards.

(a)           Subject to Section 5.8, during the period commencing at the Closing and throughout the Earn-Out Period, Buyer shall provide each of the Target Companies’ employees specified in Annex G (the “Specified Employees”), as long as such Specified Employee is employed by Buyer, with compensation at least equal to the amount provided by the Target Companies to such Specified Employee as of the date of this Agreement (provided such Specified Employee has substantially similar duties and responsibilities and is of the same status (i.e., full-time or part-time) after the Closing Date as immediately prior to the date of this Agreement).

(b)           After Closing, all Specified Employees (as long as they remain employed by Buyer) will be provided with employee benefits subject to the Buyer’s benefit plans which are provided generally to employees as Buyer.

(c)           After Closing, Buyer shall grant a one-time equity award to each Specified Employee (other than the Seller Members), in an amount equal to twenty percent (20%) of the amount of such Specified Employee’s compensation earned during the 12-month period preceding the date of this Agreement, pursuant to an award agreement under the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan.

(d)           After Closing, Buyer shall set aside $250,000.00 to be paid to certain employees of the Target Company as mutually agreed between Buyer and Sellers’ Representative.

5.11           Employee Severance Packages. During the period commencing on the conclusion of the Earn-Out Period and for twelve (12) months thereafter, in the event the position of any employee listed on Annex H attached hereto (the “Key Employees”) is eliminated by Buyer or such employee’s employment is otherwise terminated by Buyer, without Cause, such employee shall be entitled to a severance payment in an amount not less than six (6) months of such employee’s monthly salary at the time of termination.

6.	CLOSING CONDITIONS

6.1             Buyer’s Conditions to Closing. The obligation of Buyer to consummate the Transaction is subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)           Representations and Warranties. (i) The representations and warranties of Sellers, Seller Members and the Target Companies in Section 2.4 and Section 3.2 shall be true and correct on the Closing Date as though made on and as of the Closing Date, and (ii) all other representations and warranties of Sellers, Seller Members and the Target Companies in Article 2 and Article 3 shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties other than those contained in Section 2.6, 2.7 or 2.13) in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date).

(b)           Compliance with Agreements. Each of the Sellers, Seller Members and the Target Company shall have performed in all material respects with all terms, agreements, and covenants required under this Agreement to be performed by such Seller and the Target Company prior to the Closing.

(c)            Absence of Certain Changes. During the period from the date of this Agreement until the Closing, no event has occurred that has had, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), operations or results of operations of the Target Company, taken as a whole.

(d)           Closing Deliverables. Sellers’ Representative shall have delivered or caused to be delivered to Buyer the items listed in Section 9.2.

6.2             Sellers’ Conditions to Closing. The obligation of Sellers to consummate the Transactions is subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Sellers’ Representative:

(a)           Representations and Warranties. The representations and warranties of Buyer in Article 4 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.

(b)          Compliance with Agreements. Buyer shall have performed in all material respects with all terms, agreements, and covenants required under this Agreement to be performed by Buyer prior to the Closing.

(c)            Closing Deliverables. Buyer shall have delivered or caused to be delivered to Sellers’ Representative the items listed in Section 9.3.

6.3             Mutual Closing Conditions.

(a)           No Government Body shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)            No action or proceedings shall have been instituted, threatened against Buyer before a court or other Government Body to restrain or prohibit materially delay or invalidate any of the transactions contemplated hereby.

7.	TERMINATION

7.1             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)           by mutual written consent of Sellers’ Representative and Buyer;

(b)           by either Sellers’ Representative or Buyer, if:

(i)            any court or other Government Body shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)            the Closing Date shall not have occurred on or prior to October 31, 2021 (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party is in material breach of this Agreement;

(c)            by Sellers’ Representative, if: (i) any of the representations and warranties of Buyer contained in Article 4 shall fail to be true and correct or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Sellers’ Representative to Buyer and (2) the day that is five (5) Business Days prior to the End Date; provided that Sellers’ Representative may not terminate this Agreement pursuant to this Section 7.1(c) if Seller is in material breach of this Agreement;

(d)           by Buyer, if: (i) any of the representations and warranties of Seller contained in Article 3 shall fail to be true and correct, or (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Buyer to Sellers’ Representative and (2) the day that is five (5) Business Days prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if Buyer is in material breach of this Agreement; or

(e)           by Buyer if there has been any event, development, state of facts, occurrence or change (or any series of events, developments, state of facts, occurrences or changes) that has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that Buyer may not terminate this Agreement pursuant to this Section 7.1(e) if Buyer is in material breach of this Agreement.

8.	INDEMNIFICATION

8.1             Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided that (a) the representations and warranties contained in Sections 2.1 (Due Organization and Power), 2.2 (Authority), 2.4 (Capitalization), 2.17 (Brokers and Finders), 3.1 (Legal Capacity), 3.2 (Ownership of Target Company Interests), 3.5 (Brokers and Finders), 4.1 (Due Organization and Power), 4.2 (Authority) and 4.7 (Brokers and Finders) (each, a “Fundamental Representation”), shall survive indefinitely, and (b) the representations and warranties contained in Section 2.7 (Tax Matters), and Section 2.10 (Environmental Matters), Section 2.14 (Labor Matters) and Section 2.15 (Employee Benefit Plans) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof), in each case, unless and then only to the extent that non-compliance with such representations and warranties is waived in writing by the Party for whose benefit such representations and warranties are being made. All of the covenants contained in this Agreement that by their nature are required to be performed prior to or at the Closing shall survive the Closing for a period of twelve (12) months after the Closing. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and then only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding three sentences until such claim is resolved if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity or other relief may be sought prior to such time and such notice satisfies the requirements for an Indemnification Notice set forth in Section 8.5 in all material respects. With respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth in this Section 8.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

8.2             Indemnification by Seller Members. Following Closing, and subject to the terms and conditions of this Article 8, (a) Seller Members, jointly and severally, shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers and employees (collectively, the “Buyer Indemnitees”), from and against all Losses asserted against, incurred, suffered or paid, directly or indirectly, by any Buyer Indemnitee by reason of, relating to or resulting from any (i) breach or inaccuracy of the representations and warranties of the Target Companies set forth in this Agreement (whether or not contained in Article 2) or in any schedule, exhibit or certificate delivered pursuant to this Agreement (other than the representations and warranties contained in Section 2.7, which are addressed in Section 5.5) to be true and correct in all respects (without giving effect to any “material,” “materially,” “materiality,” “material adverse effect,” “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 2.5 and Section 2.13), (ii) breach of the covenants or agreements of the Target Companies, Seller Members or Sellers in this Agreement or (iii) Target Company Transaction Expenses or Indebtedness (to the extent not a reduction to the Final Purchase Price), and (b) each Seller Member, severally, shall indemnify and hold harmless the Buyer Indemnitees from and against all Losses asserted against or incurred by any Buyer Indemnitee by reason of, relating to or resulting from any (i) breach or inaccuracy of the representations and warranties of such Seller or its Seller Member set forth in Article 3 or (ii) breach of the covenants of such Seller or its Seller Member set forth in this Agreement.

8.3             Indemnification by Buyer. Subject to the terms and conditions of this Article 8, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) from and against all Losses asserted against or incurred by any such Person by reason of or resulting from (a) any breach of the representations and warranties of Buyer set forth in this Agreement (whether or not contained in Article 4) or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects (without giving effect to any “material,” “materially,” “materiality,” “material adverse effect,” “material adverse change” or similar qualification contained in any such representation or warranty); (b) any breach of the covenants or agreements of Buyer set forth in this Agreement; or (c) any additional tax liability resulting from the Sellers’ 338(h)(10) Election, in excess of 338(h)(10) Adjustment, incurred by Sellers or any Seller Member resulting from a dispute or investigation by the applicable taxing authority.

8.4             Limitations. Seller Members’ obligations under Section 8.2 shall be subject to the following limitations:

(a)            none of Seller Members shall have any liability for Losses under Section 8.2(a)(i) or Section 8.2(b)(i) for any individual item, or group of items arising out of the same condition or circumstance, where the Losses related thereto for which Seller Members would otherwise be required to provide indemnification are less than $200,000.00 (“Threshold”). After such Losses exceed the Threshold, Seller Members will be liable for the portion of such Losses in excess of $100,000.00 (the “Deductible”), and no Losses related thereto shall be aggregated for purposes of Section 8.4(b); provided, however, that the limitation set forth in this Section 8.4(a) shall not apply to any claim brought for breach of a Fundamental Representation;

(b)           Seller Members shall not have any liability for Losses under Section 8.2(a)(i) or Section 8.2(b)(i) to the extent the aggregate amount of Losses related thereto for which Seller Members would otherwise be required to provide indemnification exceeds on a cumulative basis the Escrow Amount; provided, however, that the limitation set forth in this Section 8.4(b) shall not apply to any claim brought for breach of a Seller Fundamental Representation;

(c)           Seller Members shall not have any liability for Losses under Section 8.2(a)(i) or Section 8.2(b)(i) to the extent such Loss is taken into account when calculating the Closing Net Working Capital as finally determined under Section 1.4 and the full amount of such Losses were included in such calculation (and resulted in a dollar-for-dollar reduction in the Final Purchase Price), and no such Losses shall be aggregated for purposes of Section 8.4(b);

(d)           the obligation of Seller Members to indemnify the Buyer Indemnitees against any Losses under Section 8.2 shall be reduced by the amount of insurance proceeds, cash receipts or other sources of reimbursement receivable by the Buyer Indemnitees from Third Parties, including Third Party insurers, with respect to such Losses or the underlying reasons therefor; and

(e)           in addition to all other limitations set forth in this Section 8.3, the amount of all indemnification payments required to be made by any Seller Member pursuant to Section 8.2 or this Article 8 in connection with the breach of any Fundamental Representation shall not, individually or in the aggregate, exceed the portion of the Final Purchase Price paid or payable to such Seller Member’s Seller pursuant to Section 1.4 and, further, the recourse of the Buyer Indemnitees under Section 8.2 in respect of the Fundamental Representations shall, first, be solely and strictly limited to recovery against amounts in the Escrow Amount, and, secondly if such amounts in the Escrow Account are extinguished or no longer available for distribution, then the Buyer Indemnitees may seek recourse from such Seller Member, in all cases subject to the limits set forth in this Section 8.4(e).

(f)             The Escrow Account and the indemnities described in this Article 8 shall be Buyer Indemnitees’ sole and exclusive remedies against any Seller Member to satisfy the indemnification obligations set forth in Section 5.5(a) or Section 8.2.

8.5             Procedures Relating to Indemnification among Sellers and Buyer.

(a)            Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 8 can be obtained, the Party that may seek indemnification under this Article 8 (the “Indemnitee”) shall, provide written notice to the Party from whom indemnification may be sought (the “Indemnitor”) setting forth the specific facts and circumstances, in reasonable detail (to the extent known at such time), relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnitor may rely in seeking such indemnification (an “Indemnification Notice”). An Indemnitee’s failure to provide an Indemnification Notice shall not relieve the Indemnitor from its indemnification obligations with respect to the subject of the Indemnification Notice except to the extent the Indemnitee is actually, materially and adversely prejudiced thereby and in such case, only to the extent of such prejudice. The Parties expressly intend that the remedies provided for in this Article 8 shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a Third Party).

(b)           In the event that the Indemnitee shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnification Notice (other than a Third Party Claim, which is addressed in Section 8.6), the Indemnitee shall, within thirty (30) days after receipt by the Indemnitee of such Indemnification Notice, deliver to the Indemnitor a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnitee and the Indemnitor shall, within the sixty (60) day period beginning on the date of receipt by the Indemnitor of such objection and prior to submitting such dispute to the courts set forth in Section 10.6, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitee shall have so objected. If the Indemnitor and the Indemnitee shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitor and the Indemnitee shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnitor and the Indemnitee be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnitor shall be permitted to submit such dispute to the courts set forth in Section 10.6. The party that prevails in such dispute shall be entitled to reimbursement from the other party for all reasonable attorney and consultant fees or expenses incurred by the prevailing party.

(c)            Claims for Losses specified in any Indemnification Notice to which an Indemnitor shall not object in writing within thirty (30) days of receipt of such Indemnification Notice (other than a Third Party Claim, which is addressed in Section 8.6), claims for Losses covered by a memorandum of agreement of the nature described in Section 8.5(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.5(b) and 10.6 hereof or shall have been settled as described in Section 8.6, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnitor and the Indemnitee shall agree), the Indemnitee shall pay to the Indemnitor (except in the case where a payment has been already effected pursuant to the Escrow Agreement) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnitor in a notice to the Indemnitee not less than two (2) Business Days prior to such payment.

(d)           Under all circumstances, Sellers and the Seller Indemnitees shall act solely through Sellers’ Representative and Sellers’ Representative’s determination with respect to all matters under this Article 8 (including a determination as to whether to seek indemnity or not) shall be final and binding on each Seller Indemnitee.

8.6             Procedures Relating to Indemnification for Third Party Claims.

(a)            Notice. For an Indemnitee to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any Third Party, including any Government Body (a “Third Party Claim”), the Indemnitee shall provide an Indemnification Notice to the Indemnitor relating to the Third Party Claim as soon as possible after the Indemnitee’s receipt of notice of the Third Party Claim. Thereafter, the Indemnitee shall promptly deliver to the Indemnitor copies of all notices and documents, including all court papers, received by the Indemnitee relating to the Third Party Claim. An Indemnitee’s failure to provide an Indemnification Notice shall not relieve the Indemnitor from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnitor is actually, materially and adversely prejudiced thereby and in such case, only to the extent of such prejudice.

(b)            Defense. If a Third Party Claim is made against an Indemnitee, then the Indemnitor shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnitor so chooses, to assume the defense of the Third Party Claim by providing written notice within ten (10) days of receipt of an Indemnification Notice to the Indemnitor, and such written notice to assume the defense of any claim shall include a certification that the Indemnitor will indemnify the Indemnitee from and against the entirety of any Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by such claim; provided, that the Indemnitor shall not be entitled to assume the defense (or continue the defense) (i) unless such claim involves only money damages and does not seek an injunction or other equitable relief, (ii) if such claim relates to or arises in connection with a criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (iii) if the settlement of, or an adverse judgment with respect to, such claim is, in the good faith judgment of the Indemnitee, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnitee or the Indemnitee has been advised in writing by counsel that a reasonable likelihood exists of a some other conflict of interest between the Indemnitee and the Indemnitor, (iv) such Third Party Claim may give rise to Losses which are more than the remaining Escrow Amount at the time such claim is submitted by the Indemnitee, (v) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects, or (vi) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnitor so elects to assume the defense of a Third Party Claim, then the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim unless (A) the Indemnitor shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with this Section 8.6(b), (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld, or (C) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnitee which are not available to the Indemnitor, or available to the Indemnitor the assertion of which would be adverse to the interests of the Indemnitee. If the Indemnitor assumes such defense, then the Indemnitor shall do so through counsel reasonably acceptable to the Indemnitee at the expense of the Indemnitor and the Indemnitee shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense, including any settlement or compromise of the Third Party Claim, but no such settlement or compromise may be effected without the Indemnitee’s consent, which will not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitee’s consent shall not be required if (1) such settlement is for monetary payment (all of which is indemnifiable by the Indemnitor) only and does not impose injunctive relief or other restrictions of any kind or nature on any Indemnitee and (2) expressly and unconditionally releases the Indemnitee from all Liabilities with respect to such Third Party Claim, without prejudice pursuant to an unconditional term thereof. If the Indemnitor chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim in all reasonable respects. Such cooperation shall include the retention and (upon the Indemnitor’s request) provision to the Indemnitor of records that are reasonably relevant to the Third Party Claim and making employees available on a mutually convenient basis as may be reasonably necessary to provide additional information and explanation of any material provided. If the Indemnitor, within ten (10) days of receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to notify the Indemnitee that it is assuming the defense of such claim or, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnitee shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnitee shall have the right to pay or settle any Third Party Claim; provided, that, in such event it shall waive any right to indemnity therefor by the Indemnitor for such Third Party Claim or it shall have received the Indemnitor’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).

8.7             Mitigation. Each Indemnitee shall use commercially reasonable efforts to mitigate Losses under Section 8.2 and Section 9.3, as applicable and as otherwise required by Law, as soon as reasonably practicable after such Indemnitee becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses; provided, that neither such Indemnitee nor any of its Affiliates shall be required to make any material monetary expenditure, commence any action or offer or grant any material accommodation (financial or otherwise) to any Third Party in connection with such mitigation.

8.8             No Indemnification by the Target Company. Each Seller acknowledges and agrees that, upon and following the Closing, the Target Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. None of the Sellers shall have any right of contribution against the Target Company with respect to any such indemnification or other claim.

8.9             No Duplicate Damages. In the event an Indemnitee shall recover Losses in respect of a claim of indemnification under this Article 8, no other Indemnitee shall be entitled to recover the same Losses in respect of a separate claim for indemnification related to the same subject matter.

8.10           Offset. Buyer shall, at Buyer’s election, at any time and from time to time, be permitted to offset from any Earn-Out Payment payable by Buyer under this Agreement, any amounts due by any Seller to Buyer or any of Buyer’s Affiliates, including the amount of (i) any indemnity payment that any Seller is required to pay, and that has not been paid, to the Buyer Indemnitees under this Agreement and (ii) any fees and expenses Sellers are obligated to pay pursuant to this Agreement.

8.11           Purchase Price Adjustment. The Parties agree that any indemnification payment made by Sellers pursuant to this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

8.12           Remedies. Except with respect to the matters covered in the next succeeding sentence, the indemnification rights of the Parties under Article 8 shall be the sole and exclusive remedies of the Indemnitees should the Closing occur for any Losses (other than claims of, or cause of action arising from, fraud) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Buyer, the Target Companies or Sellers, respectively, or any failure by Buyer, the Target Companies or Sellers, respectively, to perform or comply with any covenant or agreement in this Agreement that, by its terms, was to have been performed, or complied with, by Buyer, the Target Companies or Sellers, respectively. Notwithstanding the foregoing, the Parties (a) shall have the right to seek specific performance, and (b) shall also have the right to seek rescission or restitution but only in the case of fraud.

8.13           Indemnity Payments. On the date that is twelve (12) months from the Closing Date, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to immediately release to Sellers’ Representative (on behalf of Sellers) an amount equal to the remaining balance of the Escrow Amount as of such date, less the amount necessary to satisfy all outstanding claims which are the subject of an Indemnification Notice delivered pursuant to this Article 8, by wire transfer of immediately available funds to an account designated by Sellers’ Representative in writing to Buyer at least three (3) Business Days prior to such date. Buyer and Sellers’ Representative shall cause the Escrow Agent to disperse any amounts not released pursuant to the preceding sentence due to any such then-pending claim to Buyer or Sellers’ Representative, as applicable, promptly upon the resolution of such claim in favor of the Buyer Indemnitee or Sellers, respectively.

9.	CLOSING

9.1             Closing Date. The closing of the Transaction and the other Transaction Documents (the “Closing”) shall take place by electronic exchange of documents on the third Business Day following the satisfaction or waiver of the conditions in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the parties (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing will be deemed effective as of 12:01 A.M. (Central Time) on the Closing Date.

9.2             Items to be Delivered by Sellers, Seller Members and the Target Companies. At the Closing, Buyer shall have received at or prior to the Closing the following documents, instruments and certificates:

(a)           certificates representing the Target Shares, duly endorsed in blank, or accompanied by either stock powers duly executed in blank by each Seller or such other instruments of transfer as are reasonably acceptable to Buyer;

(b)           counterparts of an assignment of membership interests of each of the Target Companies (other than TAM Inc.) in a form acceptable to Sellers and Buyer, duly executed by Sellers (the “Interest Assignment”);

(c)           a certificate signed by each Seller and an authorized officer or authorized representative of each Target Company, dated as of the Closing Date, confirming the matters in Section 6.1(a), Section 6.1(b) and Section 6.1(d).

(d)           counterparts of the Escrow Agreement, duly executed by Sellers and the Escrow Agent;

(e)            the Third Party Consents, if any, specified in Annex E;

(f)            a copy of a payoff letter, in form and substance reasonably satisfactory to Buyer, from MidFirst Bank, evidencing the discharge or payment in full of all debt owed under that certain line of credit established on April 28, 2020, which will be deducted from the Base Purchase Price at Closing and paid directly to MidFirst Bank, with an agreement to provide termination statements on Form UCC 3 following such payoff, which when filed will release and satisfy all liens relating to such indebtedness, together with proper authority to file such termination statements following the Closing;

(g)           a counterpart of a lease assignment and assumption agreement, duly executed by TAM Inc., with respect to the Lease Agreement for 1437 W Auto Drive, Tempe, Arizona 85284, dated January 23, 2017, as amended, by and between Evergreen Village, LLC and Trinity Air Medical, Inc. (“Tempe Lease Assignment”);

(h)           a counterpart of a lease assignment and assumption agreement, duly executed by TAM Inc., with respect to the Lease Agreement for Suite 6 of the Dodge Business Center, 3621 E 44th Street, Tucson, Arizona 85713, dated November 13, 2019, by and between Presson Corporation and Trinity Air Medical, Inc. (“Tucson Lease Assignment”);

(i)             a non foreign person affidavit from each Seller dated as of the Closing Date as required by Section 1445 of the Code, in a form reasonably acceptable to Buyer;

(j)             copies of duly executed resignation letters delivered under Section 5.7; and

(k)           copies of duly executed Employment Contracts with each Seller Member, substantially in the form attached as Exhibit B (the “Seller Member Employment Contracts”); and

(l)             copies of duly executed Non-Competition Agreements between (i) Buyer and (ii) each Seller Member, substantially in the form attached as Exhibit C (the “Non-Competition Agreements”).

9.3             Items to be Delivered by Buyer. At the Closing, Sellers and Sellers’ Representative, as applicable, shall have received the following documents, instruments and certificates:

(a)            a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, confirming the matters in Section 6.2(a) and Section 6.2(b);

(b)            a counterpart of the Escrow Agreement, duly executed by an authorized officer of Buyer;

(c)            a counterpart of the Interest Assignment, duly executed by an authorized officer of Buyer;

(d)            a counterpart of the Tempe Lease Assignment, duly executed by an authorized officer Buyer; and

(e)            a counterpart of the Tucson Lease Assignment, duly executed by an authorized officer Buyer.

10.	MISCELLANEOUS

10.1           Sellers’ Representative.

(a)           Appointment. Each Seller hereby irrevocably appoints Seth Bacon as Sellers’ Representative hereunder, as the sole representative of Sellers to act as the agent and on behalf of Sellers regarding any matter relating to or under this Agreement, and Seth Bacon hereby accepts such appointment. As the representative of Sellers under this Agreement, Sellers’ Representative shall act as the agent for all Sellers, shall have authority to bind each such Person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to Buyer. Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by Sellers’ Representative in connection with this Agreement in writing and signed by Sellers’ Representative.

(b)           Power of Attorney. Each Seller, by execution of this Agreement, hereby constitutes and appoints Sellers’ Representative as its, his or her true and lawful attorney in fact and agent, with full power in its, his or her name and on its, his or her behalf:

(i)             to act on behalf of such Seller according to the terms of this Agreement, including the power to amend this Agreement; to give and receive notices, communications, demands, claims, actions or proceedings on behalf of such Seller (including in respect of the purchase price adjustment pursuant to Section 1.4); to assert the attorney-client privilege on behalf of such Seller with respect to any communications that relate in any way to the Transaction; to give any and all Consents under this Agreement; to receive any payments made to any Seller pursuant to this Agreement; and to act on behalf of such Seller in connection with any matter as to which any Seller is an Indemnitor or Indemnitee under Article 8; all in the absolute discretion of Sellers’ Representative;

(ii)            in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement or amending or waiving any provision hereof; and

(iii)           to pursue any rights or remedies of and Sellers under this Agreement and negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under this Agreement (including in respect of the purchase price adjustment pursuant to Section 1.4 and the indemnification obligations pursuant to Article 8) and sign any releases or other documents with respect to such dispute or remedy.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of the Target Company or any Seller or by operation of Law, whether by the merger, dissolution or liquidation of the Target Company, by the death or incapacity of any Seller or by the occurrence of any other event. All decisions, acts, Consents or instructions taken by Sellers’ Representative hereunder shall be final and binding all Sellers. Sellers agree, severally and not jointly and in proportion to their respective aggregate ownership of Target Company Interests, to hold Sellers’ Representative free and harmless from any and all Loss that they, or any one of them, may sustain as a result of any action taken in good faith by Sellers’ Representative hereunder. Buyer and its Affiliates and the Escrow Agent will be entitled to rely upon, and will be fully protected in relying upon, the power and authority of Sellers’ Representative without independent investigation. Buyer and its Affiliates and the Escrow Agent will have no liability whatsoever to any of Sellers or any other Persons for any acts or omissions of Sellers’ Representative, or any acts or omissions taken or not taken by Buyer or any other Persons at the direction of or in accordance with any decision, act, Consent or instruction of Sellers. Upon payment by Buyer of any amount required to be paid by Buyer to Sellers’ Representative (on behalf of Sellers) under this Agreement or the Escrow Agreement, Buyer will have no further Liabilities to Sellers’ Representative or any Seller with respect to such payment, and such Seller or such Seller with respect to such payment.

10.2           Publicity. No public release or announcement concerning the Transaction (including, without limitation, any information relating to the Base Purchase Price or other amounts payable to any Seller) shall be issued or made by or on behalf of any Seller or the Target Companies without the prior written consent of Buyer (which consent, other than with respect to the release or announcement of the Base Purchase Price hereunder, shall not be unreasonably withheld, conditioned or delayed). The Parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or regulations of any applicable stock exchange and except that the Parties may disclose such terms to their respective accountants and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement and the Transaction confidential).

10.3           Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements and understandings, oral and written, and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, between the Parties with respect to its subject matter.

10.4           Assignment. No Seller shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law (including by virtue of a merger or similar transaction), other than as a result of the death of such Seller, without the prior written consent of Buyer. Buyer shall not assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law (including by virtue of a merger or similar transaction), without the prior written consent of Sellers’ Representative. Any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided that, notwithstanding the foregoing, Buyer may assign all or any portion of its rights and obligation under this Agreement to (a) Buyer’s Affiliates, (b) Buyer’s lenders who are providing debt financing to Buyer or its Affiliates (including the Target Companies following the Closing) or (c) in connection with the transfer by Buyer of all or substantially all of the Equity Securities and/or assets of the Target Companies. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

10.5           Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

10.6           Jurisdiction. Each Party stipulates that any dispute or disagreement between the Parties whether in law or equity as to the interpretation of any provision of, or the performance of obligations under, this Agreement and the other documents and instruments to be executed and delivered pursuant hereto shall be commenced and prosecuted in its entirety exclusively in, and consents to the exclusive jurisdiction and proper venue of, (a) the United States District Court for the Southern District of New York, or (b) if the federal court in clause (a) does not have jurisdiction as a matter of law because of lack of diversity, then the state court located in New York. Each Party consents to personal and subject matter jurisdiction and venue in such applicable court and waives and relinquishes all right to assert such Party or such Party’s property’s immunity from any legal process issued by such courts or object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions. Each Party agrees that service of process on such Party in a manner described in Section 10.9 for the giving of notice shall be deemed effective service of process on such Party.

10.7           Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by Sellers’ Representative and Buyer.

10.8           Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by Buyer or Sellers’ Representative, as applicable. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach.

10.9           Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by private overnight courier or email transmission and in the case of email transmission, with copies by overnight courier service as follows:

(a)            If to Buyer, to:

Blade Urban Air Mobility, Inc.

31 Hudson Yards, 11th Floor

New York, New York 10001

Attention: Melissa Tomkiel

Email: melissa@blade.com

(with a copy to)

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Attention: Morton A. Pierce and William Parish
Email: morton.pierce@whitecase.com

bill.parish@whitecase.com

(b)            If to Sellers, Seller Members or the Sellers’ Representative, to:

Seth Bacon

[*]

[*]

Email: sbacon@trinityairmedical.com

(with a copy to)

Scott Wunsch

[*]

[*]

Email: swunsch@trinityairmedical.com

(with a copy to)

Frame Law, PLLC
3120 W. Carefree Hwy
Suite One, PMB 336

Attention: Kristy Frame
Email: kframe@framelawpllc.com

or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by facsimile transmission or email, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

10.10         Expenses. Regardless of whether or not the Transaction is consummated, except to the extent expressly set forth in this Agreement, each Party shall bear its own costs and expenses and the costs expenses of its counsel and other Representatives in connection with this Agreement and the consummation of the Transaction, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Party or any Affiliate of such Party; provided, however, that Sellers, jointly and severally, shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Target Companies in connection with the Transaction or the negotiation thereof and all fees and expenses of the Target Companies’ legal, accounting, investment banking and other professional counsel in connection with the Transaction and shall indemnify Buyer in accordance with Section 9.2(a)(i)(C), unless and to the extent that such commissions, fees and expenses have been paid by the Target Companies prior to or at the Closing or are accounted for as Target Company Transaction Expenses in the Final Purchase Price.

10.11         No Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the Parties; provided, however, that in the case of Article 8 the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article; provided further that in the event of death or Disability of a Seller, his or her beneficiaries shall be entitled to the first Earn-Out Payment, if any, immediately following his or her death or Disability, but not to any subsequent Earn-Out Payments.

10.12         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Government Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction be consummated as originally contemplated to the fullest extent possible.

10.13         Interpretive Provisions. For purposes of this Agreement, (a) unless the context otherwise clearly requires, the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, and not to any particular provision of this Agreement, (c) the term “knowledge” when used in the phrase “to the knowledge of the Target Company” or words of similar import means the knowledge, after due inquiry, of Bacon or Wunsch, (d) references to “$” refer to United States Dollars and (e) unless the context clearly requires otherwise, any reference to the Target Company shall include references to any predecessor of the Target Company. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period in question shall end on the next succeeding Business Day. Unless the context otherwise clearly requires, references in this Agreement (i) to Articles, Sections, Annexes, Sections of the Target Company Disclosure Letter are references to articles, sections, annexes and disclosure schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The Annexes, Exhibits and the Target Company Disclosure Letter are incorporated into and form an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Annexes, Exhibits and the Target Company Disclosure Letter are as defined in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. Each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties and, therefore, each Party waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any covenant, obligation or agreement of the Target Company shall include a covenant, obligation or agreement of Sellers to cause the Target Company to perform such covenant, obligation or agreement.

10.14         Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

10.15         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.16         Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided, that for purposes of Section 2.13(j) and Section 2.19 an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of Equity Securities or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

For purposes of this Agreement, the Target Company will be considered (a) Affiliates of each Seller before (but not after) the Closing and (b) Affiliates of Buyer as of and following (but not before) the Closing.

“Agreed Claims” has the meaning specified in Section 8.5(c).

“Alternative Transaction” means (a) any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of all or any portion of the Target Company, (b) any merger, consolidation, share exchange or other similar transaction involving all or any portion of the Target Company, (c) any sale or other disposition of at least twenty-five percent (25%) of the assets of, or any issuance, sale or transfer of at least twenty-five percent (25%) of the equity interests in, the Target Company or (d) any similar transaction or business combination involving at least twenty-five percent (25%) of the assets of the Target Company or the business or capital stock or assets of any of the foregoing.

“Base Purchase Price” means $21,600,000.00.

“Best’s Rating” means Best’s Financial Strength Rating of an insurer’s financial strength and ability to meet its ongoing insurance policy and contract obligations.

“Business” has the meaning specified in the Introduction.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to be closed.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Buyer” has the meaning specified in the preamble.

“Buyer Indemnitees” has the meaning specified in Section 8.2.

“Cause” means (a) conduct by a Seller Member constituting a material act of misconduct in connection with the performance of such employee’s duties, including, without limitation, misappropriation of funds or property of the Target Company, the Buyer or an Affiliate of the Buyer other than the occasional, customary and de minimis use of the Target Company’s, the Buyer’s or an Affiliate of the Buyer’s property for personal purposes; (b) the conviction of such Seller Member of, or the plea of guilty or nolo contendere by such Seller Member to, any felony; (c) any conduct by such Seller Member that would reasonably be expected to result in material injury or reputational harm to the Target Company, the Buyer or an Affiliate of the Buyer if such Seller Member were retained in such Seller Member’s position; (d) a material breach by such Seller Member of any provision of any agreement between the Target Company, the Buyer or an Affiliate of the Buyer and the Seller Member, including restrictive covenants between such Seller Member and the Target Company, the Buyer or an Affiliate of the Buyer; (e) a material violation by such Seller Member of any of the Target Company’s, the Buyer’s or an Affiliate of the Buyer’s written employment policies, which has continued for more than thirty (30) days following written notice of such violation from the board of directors of the Target Company, the Buyer or an Affiliate of the Buyer; (f) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Target Company, the Buyer or an Affiliate of the Buyer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (g) material breach of any confidentiality or intellectual property agreement to which such Seller Member and the Target Company, the Buyer or an Affiliate of the Buyer are a party.

“Closing” has the meaning specified in Section 9.1.

“Closing Cash” means all cash and cash equivalents (whether restricted or unrestricted), including money market instruments, treasury bills, bank deposits and commercial paper of the Target Companies on a consolidated basis as of 12:01 A.M. on the Closing Date.

“Closing Date” has the meaning specified in Section 9.1.

“Closing Indebtedness” means the aggregate outstanding amount of Indebtedness of the Target Companies on a consolidated basis as of 12:01 A.M. on the Closing Date. Closing Indebtedness shall be calculated in accordance with the methodology and sample calculations in Annex B.

“Closing Net Working Capital” means an amount equal to, without duplication, the difference between (a) the total current Liabilities of the Target Companies (excluding Indebtedness and Target Company Transaction Expenses), and (b) the total current assets of Target Companies (excluding any Closing Cash), determined as of 12:01 A.M. on the Closing Date. Closing Net Working Capital shall be calculated in accordance with the methodology and sample calculations in Annex B.

“COBRA” means Part 6 of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidential Information” means all information (written or oral) that is confidential or proprietary to the Target Company or is not otherwise generally available to the public regarding the Target Company. The term “Confidential Information” shall not include (a) information that is or becomes generally available to the public, other than as a result of disclosure by Seller or its Representatives in violation of this Agreement or (b) becomes available to Seller or its Representatives from a Person other than Buyer or the Target Company on a non confidential basis, provided that such Person was not known by Seller or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, the Target Company or its Representatives with respect to such materials.

“Consent” means any consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption, novation or waiver by, any Third Party or Government Body.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Contracted Accounts” means:

(i)            the Persons specified in Annex C;

(ii)           any Person with whom any Target Company enters into a Contract with, provided that such Contract:

(A)          contains a term of one (1) or more years; and

(B)          contains any of the following provisions:

(1)               “first call” status for the provision of services related to the Business

(2)               a right of first refusal for any Target Company to provide services related to the Business, or

(3)               exclusivity in any Target Company’s ability to provide services related to the Business.

or

(iii)         any Person from whom the Target Companies, individually or collectively, has:

(A)         during any consecutive twelve (12) months from January 2021 through the expiration of the Earn-Out Period, derived revenue equal to or exceeding One Hundred Thousand Dollars ($100,000.00); and

(B)          in the three (3) months immediately preceding the payment of any Earn-Out Period:

(1)               derived revenue equal to or exceeding Twenty Thousand Dollars ($20,000.00); or

(2)               serviced at least six (6) service requests on behalf of.

Such Person(s) set forth in this subsection (iii) will each be referred to as a “Key Non-Preferred Contracted Account”.

Notwithstanding the foregoing, the definition of “Contracted Accounts” does not include any Person:

(i)           under a Contract that was not originally entered into by any Target Company (i.e., Buyer’s organ transportation contracts), including, without limitation,

(A)             those Persons set forth on Annex F or their Affiliates, or

(B)              any Person with a customer relationship that is assigned to or assumed by any Target Company pursuant to an acquisition of another business entity or similar transaction, except to the extent such Person described in this clause (B) would otherwise qualify as a Contracted Account notwithstanding any such assignment or assumption (such as in the case of a pre-existing relationship between such Person and a Target Company); or

(ii)          under a Contract that was terminated or otherwise expired prior to the delivery of an Earn-Out Payment, unless such Person otherwise meets the definition of a Key Non-Preferred Contracted Account.

“Contracted EBITDA” means the Contracted Gross Profit for a given period multiplied by the EBITDA Conversion Ratio.

“Contracted Gross Profit” means, for the applicable Earn-Out Period, an amount equal to all revenues generated exclusively from Contracted Accounts, including from Persons working directly with such Contracted Accounts, determined by the Person making the transportation request (including amounts paid by medical services providers (e.g., transplant centers and hospitals)), less direct costs associated with servicing those revenues (including amounts paid to third-party air and ground transportation providers, company drivers and any other incidental costs (e.g., catering) that may be charged to such Contracted Accounts).

“Disability” means a Seller Member’s inability, due to physical or mental incapacity, to perform his essential duties under his Seller Member Employment Contract with the Target Company, even with any reasonable accommodation to the extent required by applicable Legal Requirements, for one hundred eighty (180) days (including weekends and holidays) out of any three hundred sixty-five (365) day period or for one hundred twenty (120) consecutive days.

“Earn-Out Calculation” has the meaning specified in Section 1.5(e).

“Earn-Out Calculation Acceptance Notice” has the meaning specified in Section 1.5(f).

“Earn-Out Calculation Objection Notice” has the meaning specified in Section 1.5(f).

“Earn-Out Payment” has the meaning specified in Section 1.5(a).

“Earn-Out Period” has the meaning specified in Section 1.5(a).

“EBITDA Conversion Ratio” means 0.3165, which is calculated on the basis of the historical ratio of EBITDA to Gross Profit set forth in Annex D.

“Effective Time” means the opening of business on the Closing Date.

“Employment Contract” means any Contract between the Target Company and an employee relating to employment.

“End Date” has the meaning specified in Section 7.1(b)(ii).

“Environmental Laws” means all Legal Requirements, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes.

“Equity Rights” means with respect to a Person (i) options, warrants, rights of first refusal or first offer, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, calls, puts, voting trusts, registration rights or other rights, agreements or commitments relating to the issuance, disposition or acquisition of such Person’s Equity Securities or securities convertible into or exchangeable or exercisable for its Equity Securities or other Contracts that could require a Person to issue Equity Securities or to sell Equity Securities it owns in another Person, (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Securities of a Person or owned by a Person, (iii) statutory pre-emptive rights or pre-emptive rights granted under a company’s organizational documents or any other pre-emptive rights and (iv) equity appreciation rights, phantom equity, profit participation, or other similar rights with respect to a company.

“Equity Securities” means any (a) partnership interests; (b) any membership interests or units; (c) shares of capital stock; (d) other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” has the meaning specified in Section 2.15(a).

“ERISA Affiliate” has the meaning specified in Section 2.15(a).

“Escrow Account” has the meaning specified in Section 1.3(b).

“Escrow Agent” has the meaning specified in Section 1.3(b).

“Escrow Agreement” has the meaning specified in Section 1.3(b).

“Escrow Amount” has the meaning specified in Section 1.3(b).

“Estimated Closing Statement” has the meaning specified in Section 1.4(a).

“Estimated Purchase Price” has the meaning specified in Section 1.3(a)

“Final Purchase Price” has the meaning specified in Section 1.4(d)(i).

“Financial Statements” has the meaning specified in Section 2.5.

“Former Shareholder Payment Amount” has the meaning specified in Section 1.3(c).

“Former Shareholder Release” means that certain Confidential Release Agreement between the Former Shareholders, the Target Company and the Seller Members, dated as of the date of this Agreement.

“Former Shareholders” means, collectively, Marreel Slater, LLC, Miracle 323 LLC, UTA Holdings, LLC, Tom Marreel, Paul McHale, John Linder and Nina Linder.

“Fundamental Representations” has the meaning specified in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Good Reason” means the occurrence, without a Seller Member’s consent, of: (a) a material reduction in such Seller Member’s base salary (and excluding any broad-based salary reduction); (b) material diminution or commercially unreasonable increase in such Seller Member’s authority, duties or responsibilities, taking into consideration the consideration set forth in this Agreements and the circumstances surrounding this Agreement and the transactions contemplated hereby; (c) Buyer’s material breach of its obligations under Section 1.5(g); (d) Buyer’s breach of its obligations under Section 5.9; (e) Buyer’s material breach of the Seller Employment Contract with Seller; or (f) Buyer’s engagement, or direction to such Seller Member to engage, in any conduct that is illegal or unethical. None of the events described above will constitute Good Reason unless and until (i) the Seller Member reasonably determines in good faith that a Good Reason condition has occurred, (ii) the Seller Member first notifies the Target Company in writing describing in reasonable detail the condition which constitutes Good Reason within sixty (60) days of its initial occurrence, (iii) Buyer fails to cure such condition within thirty (30) days after Buyer’s receipt of such written notice, and the Seller Member has cooperated in good faith with Buyer’s efforts to cure such condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) the Seller Member terminates his employment within thirty (30) days after the end of such thirty (30)-day cure period. If Buyer cures the Good Reason condition during such cure period, if capable of cure, Good Reason will be deemed not to have occurred.

“Government Body” means any government, court, arbitrator, arbitral tribunal, department, commission, board, bureau, agency, authority, instrumentality, administrative agency, commission or other governmental or regulatory agency or authority, whether federal, state, provincial, local, foreign or other (including national antitrust authorities that have jurisdiction to review the Transaction) or any securities exchange.

“Hazardous Substance” means (a) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (b) any other hazardous or radioactive substance, contaminant, or waste; and (c) any other substance with respect to which any Environmental Law or Government Body requires environmental investigation, regulation, monitoring, or remediation.

“Indebtedness” means, with respect to any Person, and without duplication, all Liabilities in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities) or in respect of loans or advances (including, in any case, any prepayment premiums due or arising as a result of the consummation of the transaction contemplated hereby), (b) evidenced by notes, bonds, debentures or other similar contracts, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) for the capitalized liability under all capital leases of such Person (e) in respect of letters of credit and bankers’ acceptances, (f) for contracts relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Indemnification Notice” has the meaning specified in Section 8.5(a).

“Indemnitee” has the meaning specified in Section 8.5(a).

“Indemnitor” has the meaning specified in Section 8.5(a).

“Intellectual Property” has the meaning specified in Section 2.16(a).

“Interest Assignment” has the meaning specified in Section 9.2(b).

“IRS” means the United States Internal Revenue Service.

“JB3” has the meaning specified in the preamble.

“Key Non-Preferred Contracted Account” has the meaning specified in the definition of Contracted Accounts.

“Law” means any federal, state, local, foreign or other statute, law, common law, ordinance, rule or regulation or Order of any Government Body and all judicial interpretations thereof.

“Legal Requirement” means any Law, Order or Permit.

“Liability” or “Liabilities” means any debt, liability, commitment, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Law or action and those arising under any Contract or otherwise, including any Tax liability or tort liability.

“Lien” means any mortgage, lien, pledge, charge, security interest, license, option, easement, restrictive covenant or encumbrance, right of first refusal, claim, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to Third Parties, leases to Third Parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Loss” means (a) all Liabilities owed to or at the behest of any other Person, (b) all damages, judgments, awards, penalties, Liabilities, Taxes, losses, settlements and costs, (c) all demands, claims, suits, actions, causes of action, proceedings and assessments, and (d) all costs and expenses, court costs and fees and expenses of attorneys and expert witnesses of investigating, defending, asserting or settling any of the foregoing, whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened, in each case as such Loss has been actually incurred by the subject party.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Target Company, or (b) the ability of the Target Company, Sellers or Seller Members to consummate the Transaction on a timely basis.

“Material Contract” has the meaning specified in Section 2.13.

“Material Customers” has the meaning specified in Section 2.18(a).

“Material Suppliers” has the meaning specified in Section 2.18(b).

“Net Working Capital Adjustment Amount” means the result of (i) the Closing Net Working Capital, minus (ii) the Target Net Working Capital, calculated in accordance with the methodology set forth in Annex B.

“Non-Competition Agreements” has the meaning specified in Section 9.2(l).

“Order” means any order, writ, injunction, judgment, plan, decree, order or license of any Government Body.

“ordinary course of business” means actions by the Target Company that are consistent in nature, scope and magnitude with the past practices of the Business and are taken in the ordinary course of the normal day-to-day operations of the Business.

“Organizational Documents” means, with respect to any Business Entity, the certificate or articles of incorporation, formation or partnership, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person, in each case as the same have been amended and restated from time to time and are in effect as of any applicable date of determination.

“Parties” means the Sellers, the Target Companies and Buyer and “Party” means any of them.

“Permit” means, with respect to any Person, any license, franchise, permit, Consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Government Body or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not yet due and payable or being contested in good faith by appropriate proceedings, and (c) restrictions on the transfer of Equity Securities arising under federal and state securities Laws.

“Person” means an individual, Business Entity or Government Body.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes of the Target Companies for all Pre-Closing Tax Periods and (b) all Taxes of the Target Companies for Straddle Periods to the extent apportioned to a Pre-Closing Tax Period under Section 5.5(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preliminary Post-Closing Price Adjustment Schedule” has the meaning specified in Section 1.4(b).

“Price Adjustment Acceptance Notice” has the meaning specified in Section 1.4(c).

“Price Adjustment Objection Notice” has the meaning specified in Section 1.4(c).

“Pro Rata Portion” has the meaning specified in Section 1.3(a).

“Recent Balance Sheet” has the meaning specified Section 2.5(a).

“Representatives” of any Person means such Person’s directors, managers, members, partners, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Reviewing Accounting Firm” means an independent accounting firm of national reputation mutually acceptable to Buyer and Sellers’ Representative.

“Section 338(h)(10) Adjustment” has the meaning specified in Section 5.5(c).

“Section 338(h)(10) Election” has the meaning specified in Section 5.5(c).

“Seller Indemnitees” has the meaning specified in Section 8.3.

“Seller” and “Sellers” have the meaning specified in the preamble.

“Seller Member” has the meaning specified in the preamble.

“Seller Member Employment Contract” has the meaning specified in Section 9.2(k).

“Sellers’ Representative” has the meaning specified in the preamble.

“Straddle Period” has the meaning specified in Section 5.5(b).

“SW” has the meaning specified in the preamble.

“TAM Inc.” means Trinity Air Medical, Inc., an Arizona corporation.

“Target Company” means any of the following, and “Target Companies” means all of them:

(a)       Trinity Air Medical, Inc., an Arizona corporation.

(b)       Trinity Air Medical AR, LLC, an Arkansas limited liability company.

(c)       Trinity Air Medical CA, LLC, an Arizona limited liability company registered to do business in the State of California.

(d)        Trinity Air Medical MA, LLC, an Arizona limited liability company registered to do business in the State of Massachusetts.

(e)       Trinity Air Medical NV, LLC, a Nevada limited liability company.

(f)       Trinity Air Medical UT, LLC, a Utah limited liability company.

(g)       Trinity Air Medical, LLC, a Texas limited liability company.

(h)       Trinity Air Medical WA, LLC, a Washington limited liability company.

(i)       Trinity Medical Solutions FL, LLC, a Florida limited liability company also registered to do business in the State of West Virginia.

(j)       Trinity Medical Solutions CO, LLC, a Colorado limited liability company.

(k)        Trinity Medical Solutions LA, LLC, an Arizona limited liability company, registration pending in Louisiana.

(l)        Trinity Medical Solutions GA, LLC, a Georgia limited liability company.

“Target Company Disclosure Letter” means the disclosure schedule dated and delivered as of the date hereof by the Sellers’ Representative to Buyer, which is attached to this Agreement.

“Target Company Insurance Policies” has the meaning specified in Section 2.12.

“Target Company IP Registrations” has the meaning specified in Section 2.16(b).

“Target Company Intellectual Property” has the meaning specified in Section 2.16(b).

“Target Company Permits” has the meaning specified in Section 2.9(b).

“Target Company Plan” has the meaning specified in Section 2.15(a).

“Target Company Transaction Expenses” means, to the extent not paid before the Closing, all expenses of the Target Company incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Transaction Documents and the consummation of the Transaction and the Closing, including out of pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change of control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), payable by the Target Companies (prior to and through and including the Closing Date).

“Target Net Working Capital” means $1,450,000.

“Target Shares” means the shares of common stock, $ par value per share, of Trinity Air Medical, Inc.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed in respect of the foregoing), including income, franchises, windfall or other profits, gross receipts, property, sales, use, ad valorem, value-added, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and other taxes or other like assessment or charges; provided, however, that “Taxes” shall not include any utility (e.g., water or sewer) charges or fees.

“Tax Proceeding” has the meaning specified in Section 5.5(e).

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or filed or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Tempe Lease Assignment” has the meaning specified in Section 9.2(g).

“Third Party” means a Person other than (a) Sellers, (b) the Target Companies, (c) Buyer or (d) an Affiliate of (a), (b) or (c).

“Third Party Claim” has the meaning specified in Section 8.6(a).

“Threshold” has the meaning specified in Section 8.4(a).

“Transaction Documents” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with the Transaction.

“Transaction” means, collectively, the transactions contemplated in the Transaction Documents.

“Tucson Lease Assignment” has the meaning specified in Section 9.2(h).

“Union” has the meaning specified in Section 2.13(h).

“2021 Contracted EBITDA Shortfall” has the meaning specified in Section 1.5(b).

“2021 Contracted EBITDA Target” means One Million Eight Hundred Thousand Dollars ($1,800,000.00).

“2021 Contracted EBITDA” has the meaning specified in Section 1.5(c).

“2022 Contracted EBITDA” has the meaning specified in Section 1.5(c).

“2023 Contracted EBITDA” has the meaning specified in Section 1.5(d).

[The signatures begin on the next page]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Sale and Purchase Agreement as of the day and year first written above.

BUYER:

Blade Urban Air Mobility, Inc.

By:	/s/ Rob Wiesenthal
Name:	Robert Wiesenthal
Title:	Chief Executive Officer

[The signatures are continued on the next page]

Signature Page to Purchase and Sale Agreement

TARGET COMPANIES:

Trinity Air Medical, Inc.

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical AR, LLC

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical CA, LLC

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical nv, LLC

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical wa, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical, LLC

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Signature Page to Purchase and Sale Agreement

Trinity Air Medical ma, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical solutions fl, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical solutions co, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical solutions la, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical solutions ga, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

Trinity Air Medical UT, llc

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

[The signatures are continued on the next page.]

Signature Page to Purchase and Sale Agreement

SELLERS’ REPRESENTATIVE:

By:	/s/ Seth Bacon
Name:	Seth Bacon

SELLER:

JB3 HOLDINGS LLC

By:	/s/ Seth Bacon
Name:	Seth Bacon
Title:	CEO

SELLER:

S. WUNSCH LLC

By:	/s/ Scott M. Wunsch
Name:	Scott Wunsch
Title:	COO

SELLER MEMBER:

By:	/s/ Scott M. Wunsch
Name:	Scott Wunsch

SELLER MEMBER:

By:	/s/ Seth Bacon
Name:	Seth Bacon

Signature Page to Purchase and Sale Agreement